================================================================================

                                  SCHEDULE 14A
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                        Exchange Act of 1934, as amended.

Filed by the Registrant |X|
Filed by a Party other than the Registrant  |_|

Check the appropriate box:

|_|      Preliminary Proxy Statement
|_|      Confidential, For Use of the Commission Only (as permitted by
         Rule14a-6(e)(2))
|X|      Definitive Proxy Statement
|_|      Definitive Additional Materials
|_|      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          EASYLINK SERVICES CORPORATION
      (Name of Registrant as Specified In Its Certificate of Incorporation)

                                       N/A
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
|X|      No fee required.
|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       (1) Title of each class of securities to which transaction applies:
           --------------------------------------------------------------------
       (2) Aggregate number of securities to which transaction applies:
           --------------------------------------------------------------------
       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
           --------------------------------------------------------------------
       (4) Proposed maximum aggregate value of transaction:
           --------------------------------------------------------------------
       (5) Total fee paid:

|_|      Fee paid previously with preliminary materials.

|_|      Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1) Amount Previously Paid:
           --------------------------------------------------------------------
       (2) Form, Schedule or Registration Statement No.:
           --------------------------------------------------------------------
       (3) Filing Party:
           --------------------------------------------------------------------
       (4) Date Filed:
           --------------------------------------------------------------------

================================================================================

                          EASYLINK SERVICES CORPORATION
                              33 KNIGHTSBRIDGE ROAD
                              PISCATAWAY, NJ 08854

                                                                     May 8, 2006
Dear Stockholder:

         On behalf of the Board of Directors, I cordially invite you to attend our Annual Meeting of Stockholders to be held at 9 a.m. on Tuesday, June 20, 2006 at Radisson Hotel Piscataway, 21 Kingsbridge Road, Piscataway, NJ 08854.

         We have enclosed with this letter a notice of meeting, a proxy statement, a proxy card and a return envelope. We have also enclosed your 2005 Annual Report.

         Your vote is important. Whether or not you plan to attend, please date and sign the enclosed proxy card and return it in the envelope provided. If you plan to attend the meeting, you may vote in person.

         I look forward to your participation.

                                         Sincerely,

                                         s/Thomas Murawski
                                         ---------------------------------------
                                         THOMAS MURAWSKI
                                         Chairman, President and
                                         Chief Executive Officer

                          EASYLINK SERVICES CORPORATION
                              33 KNIGHTSBRIDGE ROAD
                              PISCATAWAY, NJ 08854

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON JUNE 20, 2006

         The Annual Meeting of Stockholders (the "Annual Meeting") of EasyLink Services Corporation, a Delaware corporation (the "Company" or "EasyLink"), will be held at 9 a.m. local time on Tuesday, June 20, 2006 at Radisson Hotel Piscataway, 21 Kingsbridge Road, Piscataway, NJ 08854 for the following purposes:

         1. To elect eight directors of EasyLink to serve until the 2007 Annual Meeting of Stockholders or until their respective successors are elected and qualified;

         2. To approve the Company's 2006 Employee Stock Purchase Plan;

         3. To approve an amendment to the Company's 2005 Stock and Incentive Plan to increase the number of shares that are available for grant or award under the plan from 1,000,000 to 3,000,000;

         4. To ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2006; and

         5. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

         The foregoing items of business, including the nominees for directors, are more fully described in the Proxy Statement which is attached and made a part of this Notice. The Board of Directors has fixed the close of business on April 25, 2006 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

         ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE PROVIDED TO ENSURE YOUR REPRESENTATION AND THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. IF YOU SEND IN YOUR PROXY CARD AND THEN DECIDE TO ATTEND THE ANNUAL MEETING TO VOTE YOUR SHARES IN PERSON, YOU MAY STILL DO SO. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.

                                  By Order of the Board of Directors

                                  /s/David Ambrosia
                                  ----------------------------------------------
                                  DAVID W. AMBROSIA
                                  Executive Vice President, General Counsel
                                  and Secretary

Piscataway, New Jersey
May 8, 2006

                          EASYLINK SERVICES CORPORATION
                              33 KNIGHTSBRIDGE ROAD
                              PISCATAWAY, NJ 08854

                               ------------------

                                 PROXY STATEMENT

                               ------------------
GENERAL

         The enclosed proxy is solicited by the Board of Directors of EasyLink Services Corporation, a Delaware corporation (the "Company" or "EasyLink"), for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at 9 a.m. local time on Tuesday, June 20, 2006 at Radisson Hotel Piscataway, 21 Kingsbridge Road, Piscataway, NJ 08854, and any adjournment or postponement thereof.

         The Company's principal offices are located at 33 Knightsbridge Road, Piscataway, New Jersey 08854. This Proxy Statement and the accompanying proxy card are being mailed to the stockholders of the Company on or about May 8, 2006 or as soon as practicable thereafter.

REVOCABILITY OF PROXIES

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attention: David W. Ambrosia, Executive Vice President, General Counsel and Secretary) a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

RECORD DATE; VOTING SECURITIES

         The close of business on April 25, 2006 has been fixed as the record date (the "Record Date") for determining the holders of shares of common stock of the Company entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had approximately 54,342,436 shares of Class A common stock outstanding held of record by approximately 716 stockholders.

VOTING AND SOLICITATION

         Each outstanding share of Class A common stock on the Record Date is entitled to one vote on all matters, subject to the conditions described below. The presence, in person or by proxy, of the holders of a majority in voting power of the outstanding shares of Class A common stock is necessary to constitute a quorum. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary authority to vote on that proposal and has not received instructions from the beneficial owner.

         The nominees for election as directors at the Annual Meeting will be elected by a plurality of the votes of the shares of Class A common stock present in person or represented by proxy at the meeting and entitled to vote thereon. Abstentions and broker "non-votes" are not counted for the purposes of the election of directors.

         Approval of the EasyLink Services Corporation 2006 Employee Stock Purchase Plan and the amendment to the EasyLink Services Corporation 2005 Stock and Incentive Plan will require the affirmative vote of the holders of a majority of the votes of the shares of Class A common stock present in person or represented by proxy at the meeting and entitled to vote thereon. Abstentions will be counted towards the tabulations of votes cast on this proposal and will have the same effect as a vote "AGAINST" such matters. Broker "non-votes" will not be counted for purposes of determining whether this proposal has been approved.

         If the enclosed proxy is properly executed and returned, it will be voted in the manner directed by the stockholder. If no instructions are specified with respect to a matter to be acted upon, proxies will be voted "FOR" the election of the nominees for directors listed in this Proxy Statement, "FOR" the approval of the Company's 2006 Employee Stock Purchase Plan , "FOR" the approval of the amendment to the Company's 2005 Stock and Incentive Plan, "FOR" the ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2006 and in the discretion of the proxy holders on any other matters that may properly come before the meeting, as applicable.

         The solicitation of proxies will be conducted by mail, and the Company will bear all attendant costs. The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

NOMINEES

         At the Annual Meeting, the stockholders will elect eight (8) directors to serve until the next Annual Meeting of Stockholders or until their respective successors are elected and qualified. In the event any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board or the proxy holders to fill such vacancy, or for the balance of the nominees named without nomination of a substitute, or the size of the Board may be reduced in accordance with the Bylaws of the Company. The Board has no reason to believe that any of the persons named below will be unable or unwilling to serve as a nominee or as a director if elected.

         The names of the nominees, their ages as of the date of this Proxy Statement and certain other information about them are set forth below:


NAME                                                             AGE     POSITION
----                                                            -----   ----------
Thomas Murawski                                                  61      Chairman, President, Chief Executive Officer,
                                                                         Director
Robert Casale                                                    67      Director
Stephen Duff                                                     42      Director
Peter Holzer                                                     60      Director
George Knapp                                                     74      Director
John Petrillo                                                    57      Director
Dennis Raney                                                     63      Director
Eric Zahler                                                      55      Director


         There are no family relationships among any of the directors or executive officers of the Company.

  THOMAS MURAWSKI -- CHAIRMAN, PRESIDENT, CHIEF EXECUTIVE OFFICER AND DIRECTOR

         Mr. Murawski has served as a member of the Board of Directors since February 2000. Mr. Murawski has served as Chairman of EasyLink since April 25, 2005, as Chief Executive Officer since October, 2000 and as President since June 2002. He served as Chief Executive Officer of Mail.com Business Messaging Services, Inc., a wholly-owned subsidiary of the Company from February 2000 to October 2000. Before joining EasyLink, Mr. Murawski served as Chairman, President, CEO and Director of NetMoves Corporation from November 1991. Prior to joining NetMoves Corporation, Mr. Murawski served as Executive Vice President of Western Union Corporation, a global telecommunications and financial services company and President of its Network Services Group. Prior to joining Western Union Corporation, Mr. Murawski served twenty-three years with ITT Corporation, a diversified manufacturing and services company. He has held operating responsibilities in the areas of subsidiary and product line management, engineering, sales and marketing for both voice and data-oriented businesses. Mr. Murawski's last position with ITT Corporation was President and General Manager of ITT World Communications Inc., an international telecommunications services company.

ROBERT CASALE -- DIRECTOR

Mr. Casale has served as a member of the Board of Directors since May 8, 2003. Mr. Casale has been a Senior Advisor, Financial Services, to Welsh, Carson, Anderson & Stowe, a large private equity firm, from 2002 to the present and a consultant to ADP from 1998 to the present. From 1988 to 1998, Mr. Casale was Group President, Brokerage Information Services, of ADP. From 1986 to 1988, Mr. Casale was a Managing Director, Co-Head Technology Mergers & Acquisitions Practice, Kidder Peabody & Company. From 1975 to 1986, Mr. Casale held various management positions with AT&T Corp., including President, Special Markets Group from 1985 to 1986. From 1970 to 1975, Mr. Casale held management positions for Telex Corporation. From 1965 to 1969, Mr. Casale held sales positions for Xerox Corporation and Honeywell Corporation. Mr. Casale currently serves as the chairman of the board of directors and as chairman of the compensation committee of BISYS Group. Mr. Casale also currently serves on the board of directors of privately held Northeast Securities. Mr. Casale is also a director of the not for profit New York Pops. He has previously served on the boards of ADP, Provident Mutual Life Insurance Company and Quantum Corporation.

STEPHEN DUFF --  DIRECTOR

Mr. Duff has been a member of the Board of Directors since April 13, 2006 and was previously a director from January, 2001 through November, 2004. Mr. Duff is the Chief Investment Officer of The Clark Estates, Inc. Prior to joining The Clark Estates in 1995, Mr. Duff was an analyst and portfolio manager at The Portfolio Group, Inc., a subsidiary of The Chemical Banking Corporation, Inc. from 1990 through 1995. Mr. Duff is a 1985 graduate of Stonehill College. Currently, Mr. Duff serves on the board of directors of TRC Companies, Inc., Viewpoint Corporation, Opto-Generic Devices Incorporated, Advanced Financial Applications and The Clara Welch Thanksgiving Home, Inc. (a non-profit elderly care facility). Federal Partners, L.P. holds a contractual right to designate one director of the Company's board of directors and has named Mr. Duff as its designee. See "Certain Relationships And Related Transactions."

PETER HOLZER --  DIRECTOR

         Mr. Holzer has served as a member of the Board of Directors since February 8, 2005. From 1990 to 1996, Mr. Holzer served as Executive Vice President and Director - Strategic Planning and Development for The Chase Manhattan Corporation (now JPMorganChase), where he also held a number of other executive assignments around the world during his 28 year career. Mr. Holzer currently serves as chairman of the board of directors and chairman of the audit committee of Embrex, Inc., an international agricultural biotechnology firm. He served as the chairman of the compensation committee of Embrex from 2000 to 2002. He serves as a director, chairman of the audit committee and member of the compensation committee of CAS Holdings, Inc., a privately owned operator of environmental testing laboratories. Mr. Holzer formerly served as an advisor to Taddingstone Consulting Group, Inc. a strategy consulting firm serving the financial services industry. Mr. Holzer also serves as a trustee of Big Brothers/Big Sisters of New York City and The High Desert Museum of Bend, Oregon. Mr. Holzer previously served on the board of directors of Crown Central Petroleum Corp., Swiss-American Chamber of Commerce and as an Advisory Director to AMT Capital Advisors, LLC, a mergers, acquisitions and strategy advisory firm serving the financial services industry.

GEORGE KNAPP -- DIRECTOR

Mr. Knapp has served as a member of the Board of Directors since May 8, 2003. Mr. Knapp has been a Special Limited Partner and Consultant to MidMark Partners, a Chatham, NJ based venture capital firm, from 1993 to the present. From 1988 to 1996, Mr. Knapp was an Associate of MBW Management, a Morristown, NJ based venture capital firm, and a Principal of Communications Investment Group, a Morristown, NJ investment banking and telecommunications consulting firm. From 1982 to 1987, Mr. Knapp served as Corporate Vice President of ITT and Director, Telecommunications/Marketing for ITT Europe based in Brussels. From 1975 to 1982, Mr. Knapp served as Corporate Vice President of ITT and Group Executive and Chief Executive Officer for U.S. domestic and international telecommunications network operations of ITT based in New York. From 1968 to 1974, Mr. Knapp served as President and Chief Executive Officer of the Puerto Rico Telephone Co. in San Juan, Puerto Rico. From 1966 to 1968, Mr. Knapp served as Director of Operations for the Chilean Telephone Company in Santiago, Chile. From 1956 to 1965, Mr. Knapp served in various capacities at AT&T Corp., New York Telephone and Bell Laboratories. Mr. Knapp is currently serving as a member of the Board of Trustees of Manhattan College, New York as a Trustee Emeritus. He has served on the boards of a variety of companies and other organizations, including the Intermedia Communications, Inc., Digex Inc., the Boy Scouts of America, Greater New York, and the Greater New York United Fund.

JOHN PETRILLO -- DIRECTOR

         Mr. Petrillo has served as a member of the Board of Directors since January 14, 2005. He has over 30 years of experience with AT&T, retiring in 2003 as AT&T's most senior executive responsible for global corporate strategy and business development. His experiences in the global communications industry include: successful large line operational P&L assignments in the global business communications services market, domestic and international public and private board positions, and sophisticated technical, business strategy development, investment and partnership negotiation experiences in the wireless, cable, Internet and global business communications sectors. Mr. Petrillo currently serves as the Chief Executive Officer and Chairman of the Board of IDT Spectrum, a private company. Mr. Petrillo also currently serves on the board of directors of Narad Networks, as an advisory board member at BridgePort Networks, and as a Trustee of the Sweden-based Tallberg Foundation, an organization devoted to the development of global public/private sector collaboration.

DENNIS RANEY -- DIRECTOR

         Mr. Raney has served as a member of the Board of Directors since May 8, 2003. Mr. Raney was Chief Financial Officer of eOne Global, LP from July 2001 to May 2003. From March 1998 to July 2001, Mr. Raney was Executive Vice President and Chief Financial Officer of Novell, Inc. From 1996 to 1997, Mr. Raney served as Chief Financial Officer of QAD Inc. From 1995 to 1996, Mr. Raney was Chief Financial Officer of California Microwave and during 1995 of General Magic. From 1993 to 1995, Mr. Raney was Chief Financial Officer, Pharmaceutical Group, of Bristol-Myers Squibb. From 1970 to 1993, Mr. Raney held various management positions with Hewlett Packard. Mr. Raney currently serves as a director and audit committee member of Viewpoint Corporation and Ultratech, Inc. Mr. Raney also currently serves as a Principal of Liberty-Greenfield California. Mr. Raney served as a director and audit committee member of Equinix, Inc. from April 2003 to May 2005, ProBusiness Services during portions of 2002 and 2003, Redleaf Group, Inc. from 2001 to June 2003, W.R. Hambrecht & Company from November 1998 to June 2001 and ADAC Laboratories from March 1999 to March 2001.

ERIC ZAHLER -- DIRECTOR

         Mr. Zahler has served as a member of the Board of Directors since February 8, 2005. Mr. Zahler is President and Chief Operating Officer of Loral Space & Communications, Inc. where he is responsible for overseeing the company's two businesses: Loral Skynet, a global satellite services provider, and Space Systems/Loral, a leading manufacturer of commercial satellites. Mr. Zahler also serves on the board of directors of Satelites Mexicanos, S.A. de C.V. Loral Space & Communications and certain subsidiaries filed for protection under Chapter 11 of the United States Bankruptcy Code on July 15, 2003 and emerged from such proceedings on November 21, 2005. Prior to joining Loral, Mr. Zahler was engaged in the private practice of law as a partner at the firm of Fried, Frank, Harris, Shriver & Jacobson.

CORPORATE GOVERNANCE

         EasyLink's Board of Directors has adopted a Code of Business Conduct and Ethics, resolutions for Director Nominations Procedures, an Audit Committee Charter, a Compensation Committee Charter and a Stockholders Communications with the Board of Directors Policy which are posted on the Corporate Governance page of our Website. The Corporate Governance page can be accessed in the Investor Relations section of our Website at www.easylink.com.

CODE OF BUSINESS CONDUCT AND ETHICS

         EasyLink's Code of Business Conduct and Ethics applies to all employees, officers and members of the Board of Directors, including the principal executive officer, principal financial officer, principal accounting officer and controller. The provisions of this Code are designed to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. The code is posted on the Corporate Governance page of our Website, which can be accessed in the Investor Relations section of our Website at www.easylink.com.

DIRECTOR NOMINATIONS PROCEDURES

         The Board of Directors does not have a standing nominating committee. The Board of Directors has, however, adopted Director Nominations Procedures. The Director Nominations Procedures provide, among other things, that:

         o The Independent Directors of the Company (as determined in accordance with Rule 4200(a)(15) under the rules of the NASDAQ) will (a) assist the Board in identifying individuals qualified to become Board members and Board committee members, (b) recommend director nominees for the Board's selection for each annual meeting of stockholders and upon any Board vacancy and (c) take such other actions within the scope of the Director Nominations Procedures as the Independent Directors deem necessary or appropriate.

         o    The Independent Directors shall have authority to:

              o Evaluate the size and composition of the Board, develop criteria for Board membership and evaluate the independence of existing and prospective directors.

              o Seek, evaluate and recommend that the Board select qualified individuals to become directors.

              o Approve procedures to be followed by security holders in submitting recommendations of director candidates and the consideration of such director candidates in accordance with any applicable notice provisions and procedures set forth in the Company's Bylaws.

              o Assist the Company in making the periodic disclosures related to the nominating procedures required by rules issued or enforced by the Securities and Exchange Commission.

              o Take such other actions as may be requested or required by the Board from time to time.

         o The Independent Directors shall have authority to decide whether to retain a search firm and/or legal counsel and other consultants to assist the Independent Directors in identifying, screening and attracting director candidates and in fulfilling their role under these procedures. The fees of such firm, counsel or consultant shall be paid by the Company.

         The Board of Directors will consider candidates recommended by stockholders when the nominations are properly submitted. The deadlines and procedures for stockholder submissions of director nominees are described below under "Deadline for Receipt of Stockholder Proposals." Following verification of the stockholder status of persons proposing candidates, the Independent Directors, acting pursuant to the Director Nominations Procedures described above, will make an initial analysis of the qualifications of any candidate recommended by stockholders to determine whether the candidate is qualified for service on the Company's Board before deciding to undertake a complete evaluation of the candidate. Other than the verification of compliance with procedures and stockholder status, and the initial analysis performed by the Independent Directors, a potential candidate nominated by a stockholder is considered in the same manner as any other potential candidate during the review process by the Board.

         Director Nominations Procedures are posted on the Corporate Governance page of our Website, which can be accessed in the Investor Relations section of our Website at www.easylink.com.

COMMUNICATIONS WITH THE BOARD

         The Board of Directors of Easylink Services Corporation believes it is in the best interest of the Company and its stockholders to maintain a policy of open communications between the Company's stockholders and the Board. Accordingly, the Board has adopted the following procedures for stockholders who wish to communicate with the Board.

         o Stockholders who wish to communicate with the Board or with specified directors should do so by forwarding such communication, in writing, to The Board of Directors, c/o Investor Relations, Easylink Services Corporation, 33 Knightsbridge Road, Piscataway, NJ 08854.

         o Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Investor Relations department will forward such communication to the full Board or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Investor Relations department (after consultation with the Company's legal department, if appropriate) shall have the authority to discard the communication or take appropriate legal action regarding the communication. A good faith determination made by the Investor Relations department to forward a communication or not to forward a communication to the full Board or to any individual director or directors shall be final and conclusive and deemed in full compliance with these procedures.

DIRECTOR INDEPENDENCE

         Our Board of Directors has determined that Robert Casale, Peter Holzer, George Knapp, John Petrillo, Dennis Raney and Eric Zahler are independent directors as defined in Rule 4200(a)(15) of the NASD listing standards.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         During 2005, the Board had eleven meetings and acted four times by unanimous written consent. All of our directors attended 75 percent or more of the aggregate number of regularly scheduled and special meetings of the Board and Board committees on which they served and which were held during their tenure in 2005.

AUDIT COMMITTEE

         The Audit Committee is currently comprised of four directors: George Knapp, John Petrillo, Dennis Raney and Eric Zahler. Mr. Raney is the Chairman of the Audit Committee. Mr. Petrillo and Mr. Zahler were appointed to the Board on January 14, 2005 and February 5, 2005, respectively, and were appointed to the Audit Committee on February 8, 2005. Robert Casale served on the Audit Committee until February 8, 2005. The Audit Committee held sixteen meetings during 2005. Each of the current Audit Committee members is an "independent director" as defined in Rule 4200(a)(15) of the NASD listing standards and is otherwise eligible to serve on the Audit Committee in accordance with the other NASD listing standards. The Board has determined that Mr. Raney is an "audit committee financial expert" as that term is defined in the applicable SEC rules. The Audit Committee oversees the accounting and financial reporting processes of the Company and the audits of the financial statements of EasyLink. The Audit Committee also coordinates the Board of Director's oversight of the Company's internal control over financial reporting, the Company's disclosure controls and procedures and the Company's Code of Business Conduct and Ethics. The Audit Committee is also responsible for reviewing all transactions between the Company and related parties. See the "Audit Committee Report".

         The Board of Directors has adopted a written charter for the Audit Committee. The charter is posted on the Corporate Governance page of our Website, which can be accessed in the Investor Relations section of our Website at www.easylink.com.

COMPENSATION COMMITTEE

         The Compensation Committee is currently comprised of three non-management independent directors, George Knapp, Robert Casale and Peter Holzer. Mr. Knapp is the Chairman of the Committee. Mr. Holzer joined the Board and was appointed to the Compensation Committee on February 8, 2005. The Compensation Committee held four meetings during 2005 and acted twice by unanimous written consent. The Compensation Committee has the authority to determine salaries and bonuses and to make awards of capital stock or options to purchase capital stock of the Company to the officers and employees of the Company. All decisions relating to the compensation of EasyLink executive officers are either made or recommended to the Board of Directors by the Compensation Committee. See the "Compensation Committee Report on Executive Compensation".

         The Board of Directors has adopted a written charter for the Compensation Committee. The charter is posted on the Corporate Governance page of our Website, which can be accessed in the Investor Relations section of our Website at www.easylink.com.

COMPENSATION OF DIRECTORS

         Other than reimbursing directors for customary and reasonable expenses of attending Board of Directors or committee meetings, EasyLink does not currently compensate directors who are part of the management team. During 2005, upon their initial appointments to the Board of Directors, Peter Holzer, John Petrillo and Eric Zahler each received a grant of options to purchase 20,000 shares at an exercise price of $1.33, in the case of Mr. Petrillo, and $1.23, in the case of Mr. Holzer and Mr. Zahler. On June 21, 2005, Robert Casale, Peter Holzer, George Knapp, John Petrillo, Dennis Raney and Eric Zahler were granted options to purchase 20,000 shares of Class A common stock at an exercise price of $1.00 per share as part of their annual compensation for serving as board members and reflecting an increase in the initial stock option grant for directors. Upon his initial appointment to the Board of Directors on April 13, 2006, Stephen Duff received a grant of options to purchase 30,000 shares at an exercise price of $0.66. The forgoing options vest in accordance with the schedule described beneath the table below.

         During 2005, the directors received fees for attendance at Board and committee meetings as follows: Robert Casale ($31,250), Peter Holzer ($26,583), George Knapp ($42,500), Dennis Raney ($38,250), John Petrillo ($36,250) and Eric Zahler ($29,083).

The annual compensation arrangements for non-management directors is set forth in table below:


FEE OR BENEFIT
---------------
Annual Retainer Fee                                  $15,000
Regular Board Meeting Fees (six                      $1,000 per meeting
Meetings per year)
Committee Chair Annual Fee                           $4,000
Regular Committee Meeting Fees                       $1,000 per meeting
(four meetings per year)
Telephonic Board & Committee                         $500 per meeting
Meeting Fees (Per Meeting)
Initial Stock Option Grant                           30,000*
Annual Stock Option Grant                            10,000*


* The exercise price of the options is fixed at the closing price of the Company's Class A common stock on the Nasdaq stock market on the date of grant. The options vest in an amount equal to 25% on the first anniversary of the date of grant and 1/12th (8.33%) of the remaining amount quarterly over the three year period after the first anniversary, subject to continued service on the vesting date. If a change of control occurs and the director does not continue to serve as a director of the surviving corporation or its parent entity, then the portion of his options that would have vested in that vesting year (25%) will vest immediately upon the change of control.

ANNUAL MEETING

         The Company has no policy with regard to attendance by members of the Board of Directors at annual meetings of stockholders. All members of the Board of Directors attended the annual meeting of stockholders held on June 21, 2005. The Company expects that all directors who attend the regular meeting of the Board of Directors scheduled for June 20, 2006 will attend the 2006 annual meeting of stockholders to be held on the same date.

VOTE REQUIRED

         A plurality of votes of the shares of Class A common stock, present in person or represented by proxy at the meeting and entitled to vote thereon, is required for the election of directors. Abstentions and broker "non-votes" are not counted for the purposes of the election of directors.

RECOMMENDATION OF THE BOARD

         The Board of Directors recommends that the stockholders vote "FOR" election of each of the nominees listed above.

                                 PROPOSAL NO. 2

         APPROVAL OF AMENDMENT TO THE EASYLINK SERVICES CORPORATION 2005
                            STOCK AND INCENTIVE PLAN

         GENERAL

         The Board of Directors is proposing for stockholder approval an amendment to the EasyLink Services Corporation 2005 Stock and Incentive Plan (the "2005 Plan"). The amendment would increase the maximum number of shares of our Class A common stock that can be issued under the 2005 Plan from 1,000,000 shares to 3,000,000 shares.

         The purpose of the 2005 Plan is to grant stock options and stock-based awards as a means to provide an incentive to our selected directors, officers, employees and consultants to acquire a proprietary interest in EasyLink, to continue in their positions with us and to increase their efforts on our behalf. The 2005 Plan provides for awards of stock options and other awards, such as restricted stock, restricted stock units, and deferred stock units, that consist of, or are denominated in, payable in, valued in whole or in part by reference to or otherwise related to our Class A common stock. In addition, the Compensation Committee and the Board have determined that a percentage of the bonus payable to an executive under the annual Executive Incentive Plan should be paid in stock in lieu of cash in order to increase the level of stock ownership in the Company for all corporate executives and certain other members of senior management.

         The 2005 Plan was adopted by the Board on April 25, 2005, and became effective upon being approved by the stockholders at our Annual Meeting on June 21, 2005. The following is a summary of the material terms of the 2005 Plan, as proposed to be amended.

         DESCRIPTION OF THE 2005 PLAN

         Administration. The 2005 Plan is administered by the Compensation Committee of the Board of Directors. Under the 2005 Plan, the Compensation Committee has the authority to, among other things: (i) select the eligible persons to whom awards will be granted, (ii) determine the size, type and the terms of each award granted, (iii) adopt, amend and rescind rules and regulations for the administration of the plan, and (iv) decide all questions and settle all controversies and disputes of general applicability that may arise in connection with the plan. All awards under the 2005 Plan by the Compensation Committee are subject to approval by the Board of Directors.

         Available Shares. Currently, a maximum of 1,000,000 shares of our Class A common stock is available under the 2005 Plan. As of December 31, 2005, 1,000,000 of these shares remained available for future awards. If the stockholders approve the amendment, the maximum number of shares available under the Plan will increase from 1,000,000 to 3,000,000 shares.

         The 2005 Plan is in addition to the following existing stock option plans: EasyLink Services Corporation 2003 Stock Option Plan, the EasyLink Services Corporation 2002 Stock Option Plan, the EasyLink Services Corporation 2001 Stock Option Plan, the Mail.com, Inc. 2001 Stock Option Plan, the Mail.com, Inc. 2000 Stock Option Plan, the Mail.com, Inc. 1999 Stock Option Plan, the Mail.com, Inc. 1998 Stock Option Plan, the Mail.com, Inc. 1997 Stock Option Plan and the Mail.com, Inc. 1996 Stock Option Plan, each of which was previously approved by stockholders. As of December 31, 2005, an aggregate of 417,284 shares was available for future option grants under these existing plans. See "Equity Compensation Plan Information" below. The Board of Directors has resolved that no future grants will be made under these existing stock option plans without the approval of the Board of Directors.

         Each award of a stock option under the 2005 Plan, and each award of restricted stock, restricted stock units, deferred stock units or other stock-based compensation, reduces the number of shares available for future issuance under options, restricted stock, restricted stock units, deferred stock units and other stock-based compensation granted under the 2005 Plan by one share for every share subject to a new option or for every share of restricted stock, restricted stock unit, deferred stock or other stock-based unit awarded. The share reserve under the 2005 Plan will not be reduced for any awards payable in cash, and will be increased to the extent awards payable in shares are forfeited or terminated or the shares subject to awards are returned to EasyLink (for example, in payment of an option exercise price or withholding taxes).

         The maximum number of shares underlying options, restricted stock, restricted stock units, deferred stock units or other stock-based compensation that can be granted to any individual within a calendar year under the 2005 Plan is 750,000 shares in the case of options and 450,000 in the case of restricted stock, restricted stock units, deferred stock units or other stock-based compensation.

         In the event of any changes in the number or kind of outstanding shares of stock by reason of merger, consolidation, recapitalization, reclassification, split, reverse split, combination of shares or otherwise, the Compensation Committee may make equitable adjustments to the number of shares available for future issuance under the 2005 Plan, to the maximum number of shares underlying options or other awards that can be granted to any individual within a calendar year, and to the price and other terms of any award previously granted or that may be granted under the 2005 Plan.

         Eligibility. The Compensation Committee selects those persons who are to receive award grants. During 2005, eligible persons included approximately 50 officers and other employees of Easylink and its subsidiaries, all six of the non-management directors of EasyLink, and certain consultants to Easylink and its subsidiaries.

         Types of Awards. Each award granted under the 2005 Plan is evidenced by an agreement that states the terms and conditions of the grant.

         Options. Stock options give the holder the right to purchase shares of our Class A common stock at a specified exercise price. Both incentive stock options and non-qualified stock options may be granted under the 2005 Plan. The exercise price of an option granted under the 2005 Plan generally will not be less than 100% of the fair market value of the stock at the time of grant (110% in the case of an incentive stock option granted to any person who possesses more than 10% of the total combined voting power of all classes of our capital stock). The fair market value of a share of our Class A common stock as of April 28, 2006 was $0.80.

         Each option granted under the 2005 Plan is exercisable at the times and in the amounts determined by the Compensation Committee at the time of grant. In addition, the Compensation Committee, in its discretion, may accelerate the exercisability of any option outstanding under the 2005 Plan. The exercise price of an option is payable in cash unless otherwise approved by the Compensation Committee.

         Options granted under the 2005 Plan are not transferable except by will or the laws of descent and distribution and are only exercisable by the grantee during such grantee's lifetime. Each option shall terminate at the time determined by the Compensation Committee provided that the term may not exceed ten years from the date of grant (five years in the case of an incentive stock option granted to a ten percent stockholder).

         The Compensation Committee may, subject to the limitations of the 2005 Plan, modify, extend or renew outstanding options granted under the 2005 Plan, or accept the surrender of outstanding unexercised options and authorize the grant of substitute options. This would include the authority to reprice outstanding option awards.

         Restricted Stock, Restricted Stock Units and Deferred Stock Units. Shares of Restricted stock are actual shares of our Class A common stock that are subject to vesting requirements and transfer restrictions. A restricted stock unit represents the right to receive one share of our Class A common stock or the cash equivalent at a future date. A deferred stock unit represents the right to receive one share of our Class A common stock at the grantee's termination of employment with EasyLink and its subsidiaries. Restricted stock units and deferred stock units may be subject to vesting requirements, and may require or permit the grantee to defer receipt of actual shares to a date subsequent to the date the units vest. Awards of restricted stock, restricted stock units or deferred stock units generally do not require the grantee to pay for the shares.

         Restricted stock, restricted stock units and deferred stock units generally vest over such period of time as determined by the Compensation Committee. Holders of restricted stock have the same voting and dividend rights as other holders of our Class A common stock, except that the holder may be required to reinvest any cash dividends in additional shares of restricted stock. While holders of restricted stock units and deferred stock units have no voting and no dividend rights, as they do not hold actual shares of Class A common stock, awards of restricted stock units or deferred stock units may provide for dividend equivalents, which can be paid immediately or deferred.

         Performance-Based Awards. The Compensation Committee may, in its discretion, condition the granting, vesting or settlement of any award under the 2005 Plan on the attainment of one or more corporate performance goals over a specified period. The Compensation Committee would set performance goals over periods that it selects in advance, and after the end of each period the Compensation Committee would certify the extent to which those goals are attained. The performance goals would be based on the attainment by EasyLink, or by one or more of its business units or subsidiaries, of specified levels of business criteria, which may include one or more of the following:

         o    Pre-tax income;

         o    Earnings per share;

         o    Income from operations;

         o    Earnings before interest expense and provision for income taxes
              (EBIT);

         o Earnings before interest expense, provision for income taxes, depreciation and amortization expenses (EBITDA);

         o    Net income;

         o    Revenue;

         o    Economic value added (EVA);

         o    Return on net or total assets;

         o    Free cash flow from operations;

         o    Free cash flow per share;

         o    Return on invested capital;

         o    Return on stockholders' equity;

         o    Expense reduction;

         o    Working capital;

         o    Total stockholder return; and

         o    Performance of the Company's stock price.

         The Compensation Committee would determine whether to measure performance under these criteria in absolute terms or in comparison to the performance of other corporations. In applying these criteria to a particular period, the Compensation Committee may, in its discretion, exclude the impact of the following: unusual or infrequently occurring charges; the amount of all charges and expenses incurred or income earned in connection with any refinancing, restructuring, rationalization, recapitalization or reorganization; the cumulative effect of accounting changes; discontinued operations; and any business units, divisions, subsidiaries or other entities sold or acquired.

         Amendment and Termination. The 2005 Plan will terminate on the earliest of (a) June 21, 2015, (b) the date when all shares of stock reserved for issuance have been acquired or (c) any earlier date as may be determined by the Board of Directors. No awards may be granted under the 2005 Plan after it is terminated, but any previously granted awards will remain in effect until they expire in accordance with the terms of the plan and the applicable award agreement. Subject to certain limitations, the Board of Directors may amend the 2005 Plan, and may correct any defect, supply any omission or reconcile any inconsistency in the 2005 Plan. None of these modifications may alter or adversely impair any rights or obligations under any option previously granted under the 2005 Plan, except with the consent of the grantee.

         FEDERAL INCOME TAX CONSEQUENCES OF AWARDS

         The following discussion is a brief summary of the principal United States federal income tax consequences under current federal income tax laws relating to grants or awards of options, restricted stock, restricted stock units or deferred stock units under the 2005 Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences.

         A grantee does not generally recognize any taxable income upon the grant of a nonqualified option and EasyLink is not entitled to a tax deduction with respect to such grant. Generally, upon exercise of a non-qualified option, the excess of the fair market value of stock on the date of exercise over the exercise price is taxable as ordinary income to the grantee. If EasyLink complies with applicable withholding requirements, we will be entitled to a tax deduction in the same amount and at the same time as the grantee recognizes ordinary income subject to any deduction limitation under Section 162(m) of the Internal Revenue Code. The subsequent disposition of shares acquired upon the exercise of a non-qualified stock option ordinarily results in capital gain or loss.

         Subject to the discussion below, a grantee does not recognize taxable income at the time of grant or exercise of an incentive stock option and we are not entitled to a tax deduction with respect to such grant or exercise. However, the exercise of an incentive stock option may result in an alternative minimum tax liability for the grantee.

         Generally, if a grantee has held shares acquired upon the exercise of an incentive stock option for at least one year after the date of exercise and for at least two years after the date of grant of the incentive stock option, upon disposition of the shares by the grantee, the difference, if any, between the sales price of the shares and the exercise price is treated as long-term capital gain or loss to the grantee.

         Generally, upon a sale or other disposition of shares acquired upon the exercise of an incentive stock option within one year after the date of exercise or within two years after the date of grant of the incentive stock option (a "disqualifying disposition"), any excess of the fair market value of the shares on the date of exercise of the option over the exercise price of such option constitutes ordinary income to the grantee. Any excess of the amount realized by the holder on the disqualifying disposition over the fair market value of the shares on the date of exercise generally is capital gain. Subject to any deduction limitation under Section 162(m) of the Internal Revenue Code, EasyLink will be entitled to a deduction equal to the amount of such ordinary income recognized by the holder.

         If an option is exercised through the use of shares previously owned by the holder, such exercise generally is not considered a taxable disposition of the previously owned shares and thus no gain or loss is recognized with respect to such shares upon such exercise. However, if the previously owned shares were acquired on the exercise of an incentive stock option and the holding period requirement for those shares is not satisfied at the time they are used to exercise the option, such use will constitute a disqualifying disposition of the previously owned shares resulting in the recognition of ordinary income in the amount described above.

         A grantee does not recognize any income at the time shares of restricted stock are granted, nor is EasyLink be entitled to a deduction at that time. In the year in which the restrictions on the restricted shares lapse and the shares become vested, the grantee recognizes ordinary income in an amount equal to the excess of the fair market value of the shares on the date of vesting over the amount, if any, that the grantee paid for the shares. A grantee may, however, elect within 30 days after receiving restricted shares to recognize ordinary income in the year of receipt instead of the year of vesting. If this election is made, the amount of income recognized by the grantee will be equal to the excess of the fair market value of the shares on the date of receipt over the amount, if any, the grantee paid for the shares. Payroll taxes are required to be withheld on the income recognized by grantees who are employees of EasyLink or one of its subsidiaries. EasyLink is entitled to a tax deduction at the same time and in the same amount as the grantee recognizes income.

         A grantee does not recognize any income at the time a restricted stock unit or deferred stock unit is granted, nor is EasyLink be entitled to a deduction at that time. When payment on a stock unit is made, the grantee recognizes ordinary income in an amount equal to the amount of cash or the fair market value of the shares of our Class A common stock received. Payroll taxes are required to be withheld on the income recognized by the grantees who are employees of EasyLink or one of its subsidiaries. EasyLink is entitled to a tax deduction at the same time and in the same amount as the grantee recognizes income.

         EasyLink's tax deduction for awards under the 2005 Plan is subject to the limitation of Section 162(m) of the Internal Revenue Code. Section 162(m) limits the tax deduction for compensation paid in a calendar year to any "covered employee" (generally, an officer listed in the Summary Compensation Table in our proxy statement) to $1 million. Section 162(m) provides an exception to this limit for "performance-based" compensation. We believe that all stock options awarded in accordance with the 2005 Plan will result in performance-based compensation that is exempt from the deduction limit. Awards of restricted stock, restricted stock units and deferred stock units could be exempt from the deduction limit only if they are specifically conditioned on the attainment of performance goals in accordance with the 2005 Plan.

         Certain awards under the 2005 Plan may involve a deferral of compensation income that is subject to Section 409A of the Internal Revenue Code. Such awards could include nonqualified options with an exercise price less than the fair market value of the underlying stock at the time of grant, and awards of restricted stock units and deferred stock units in which the delivery of shares of our Class A common stock is deferred to a taxable year later than the year in which the award vests. Section 409A can subject the award recipient to immediate taxation upon vesting and to an excise tax and interest penalty if the award does not comply with Section 409A's requirements for deferral elections and distributions. We intend to administer any awards that are subject to Section 409A in a manner that complies with Section 409A's requirements.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2005 with respect to shares of our common stock that may be issued under our existing equity compensation plans.


                                                               YEAR ENDED DECEMBER 31, 2005
                                     --------------------------------------------------------------------------------
                                                                                                    REMAINING
                                               NUMBER OF                                          AVAILABLE FOR
                                            SECURITIES TO BE                                     FUTURE ISSUANCE
                                          ISSUED UPON EXERCISE           WEIGHTED AVERAGE          UNDER EQUITY
                                             OF OUTSTANDING             EXERCISE PRICE OF       COMPENSATION PLANS
                                           OPTIONS, WARRANTS           OUTSTANDING OPTIONS,    (EXCLUDING SECURITIES
                                               AND RIGHTS              WARRANTS AND RIGHTS   REFLECTED IN COLUMN (A))
PLAN CATEGORY                                     (A)                          (B)                     (C)
                                      ----------------------      -----------------------    -----------------------
Equity compensation plans
approved by security holders                       4,561,597       $                 2.46                  1,417,284

Equity compensation plans not
approved by security holders (1)                     590,538       $                10.77                         --
                                      ----------------------      -----------------------    -----------------------
Total:                                             5,152,135       $                 3.42                  1,417,284
                                      ======================      =======================    =======================


(1) Includes options to purchase 47,102 shares of Class A common stock at a weighted average exercise price of $13.95 per share under the Netmoves 1996 Stock Option Plan which were assumed in connection with the acquisition of Netmoves Corporation by the Company in 2000.

NON-SECURITY HOLDER-APPROVED EQUITY COMPENSATION PLANS

Each of the stock option plans listed in the table below under the sub-heading "Plans Adopted in Acquisitions" were adopted or assumed in connection with the acquisition by the Company of the entities after which the plan is named. Except for the 1996 Netmoves Stock Option Plan, the plan terms and conditions are substantially the same as the terms of the Company's plans for which shareholder approval was obtained, except that incentive stock options were not issuable under such plans. Options under each plan were initially granted to employees of the acquired entity who became employees of the Company after the acquisition or, in the case of the 1996 Netmoves Stock Option Plan, were assumed by the Company. The plans are administered by the Compensation Committee of the Board of Directors. The Plans may be amended by the Board of Directors. The number of shares underlying outstanding options, the weighted average exercise price and the number of shares underlying options available for future grant under each plan are specified in the table below.

The Mail.com 1999 Supplemental Stock Option Plan and the Mail.com 2000 Supplemental Stock Option Plan provide for the grant of options to the Company's directors, employees and consultants and contain terms and conditions that are substantially the same as the terms of the Company's plans for which shareholder approval was obtained, except that incentive stock options are not issuable under such plans. The plans are administered by the Compensation Committee of the Board of Directors. The Plans may be amended by the Board of Directors. Under the plans, options that expire unexercised may be re-granted by the Company to other employees. The number of shares underlying outstanding options, the weighted average exercise price and the number of shares underlying options available for future grant under each of these plans are specified in the table below.


                                                                        YEAR ENDED DECEMBER 31, 2005
                                               ----------------------------------------------------------------------------
                                                                                                    NUMBER OF SECURITIES
                                                                                                    REMAINING AVAILABLE
                                                                                                    FOR FUTURE ISSUANCE
                                                     NUMBER OF SECURITES                                UNDER EQUITY
                                                      TO BE ISSUED UPON       WEIGHTED AVERAGE       COMPENSATION PLANS
                                                         EXERCISE OF          EXERCISE PRICE OF    (EXCLUDING SECURITIES
                                                    OUTSTANDING OPTIONS,     OUTSTANDING OPTIONS,    REFLECTED IN COLUMN
                                                     WARRANTS AND RIGHTS     WARRANTS AND RIGHTS              (A))
PLAN                                                         (A)                     (B)                      (C)
                                               -------------------------     --------------------   -----------------------
Plans Adopted in Acquisitions:
The Allegro Group Stock Option
Plan.......................................                         1,045                   $7.03                       --
Lansoft Stock Option Plan..................                           150                  $16.88                       --
Netmoves 2000 Stock Option Plan............                        44,310                  $16.69                       --
Netmoves 1996 Stock Option Plan............                        47,102                  $13.95                       --
Other Plans:
Mail.com 1999 Supplemental Stock
Option Plan................................                        72,368                   $7.91                       --
Mail.com 2000 Supplemental Stock
Option Plan................................                        94,585                   $5.28                       --


The Company granted non-qualified options under individual stock option agreements to the persons and on the terms indicated in the following table:


    NAME                  GRANT DATE       EXPIRATION DATE              SHARES        EXERCISE PRICE
                       ---------------     ---------------     ---------------       ---------------
Gerald Gorman                   6/1/96              6/1/06              40,000       $        1.0000
Gerald Gorman                 12/31/96            12/31/06               7,250                5.0000
Gerald Gorman                   2/1/97              2/1/07               2,000               10.0000
Frank Graziano                11/14/00             1/31/09                   4               16.8750
Frank Graziano                11/14/00             3/31/09                 165               16.8750
Frank Graziano                11/14/00             2/28/09                 338               16.8750
Dave Milligan                   6/1/96              6/1/06              25,000                1.0000
Gary Millin                     6/1/96             6 /1/06              25,000                1.0000
Gary Millin                   12/31/96            12/31/06               9,700                5.0000
Gary Millin                     2/1/97              2/1/07               2,000               10.0000
Gary Millin                     2/1/97              2/1/07              10,000               10.0000
Thomas Murawski                1/26/01             1/26/11             170,000               12.8125
Charles Walden                 2/16/98             2/16/08              39,520               35.0000
                       ---------------      --------------     ---------------       ---------------
TOTAL                                                                  330,978
                                                               ===============


APPROVAL REQUIRED:

         The affirmative vote of the holders of a majority of the shares of Class A common stock, present in person or by proxy at the meeting and entitled to vote thereon is required to approve the amendment to the 2005 Plan. Abstentions will be counted towards the tabulations of votes cast on this proposal and will have the same effect as a vote "AGAINST" such matters. Broker "non-votes" will not be counted for purposes of determining whether this proposal has been approved.

RECOMMENDATION OF THE BOARD:

         The Board of Directors recommends a vote "FOR" approval of the amendment to the EasyLink Services Corporation 2005 Stock and Incentive Plan.

                                 PROPOSAL NO. 3

                  APPROVAL OF THE EASYLINK SERVICES CORPORATION
                          EMPLOYEE STOCK PURCHASE PLAN

GENERAL

         The Board of Directors is proposing for stockholder approval the EasyLink Services Corporation Employee Stock Purchase Plan (the "Stock Purchase Plan"). The purpose of the Stock Purchase Plan is to provide an incentive to a broad-based group of our employees to acquire a proprietary interest in EasyLink, to continue their positions with us and to increase their efforts on our behalf. The Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code.

         The Stock Purchase Plan was adopted by the Board on April 25, 2006, and, if approved by the stockholders, will become effective on July 1, 2006. Appendix A to this Proxy Statement contains the complete text of the Stock Purchase Plan, which is summarized below.

DESCRIPTION OF THE STOCK PURCHASE PLAN

         Administration. The Stock Purchase Plan will be administered by the Compensation Committee or another committee designated by the Board. Under the Stock Purchase Plan, the plan administrator has the authority to, among other things: (i) adopt, amend and rescind rules and regulations for the administration of the plan, and (ii) decide all questions and settle all controversies and disputes of general applicability that may arise in connection with the plan.

         Available Shares. A maximum of 2,000,000 (two million) shares of our Class A common stock will be available for purchase under the Stock Purchase Plan. In the event of any changes in the number or kind of outstanding shares of stock by reason of merger, consolidation, recapitalization, reclassification, split, reverse split, combination or shares or otherwise, the plan administrator may make equitable adjustments to the maximum number of available shares and the price and other terms of any right to purchase shares under the Stock Purchase Plan.

         Eligibility. The Stock Purchase Plan is available to all employees of EasyLink meeting certain eligibility requirements. The Board of Directors or the Compensation Committee can also designate subsidiaries of EasyLink whose employees can participate. To be eligible, an employee must (i) have been continuously employed by EasyLink or a designated subsidiary for at least three months, and (ii) be customarily employed by EasyLink or a designated subsidiary for more than 20 hours per week and for more than five months per calendar year.

         No employee can purchase shares under the Stock Purchase Plan if such employee, immediately after the grant of the option, would own stock (including shares then purchasable under the Stock Purchase Plan) possessing five percent or more of the total combined voting power or value of all classes of issued and outstanding stock of EasyLink or any of its subsidiaries. In addition, an employee has to cease purchases under the Stock Purchase Plan during a calendar year when the fair market value of the shares purchased by the employee under the Stock Purchase Plan and all other employee stock purchase plans of EasyLink and its subsidiaries for that year would exceed $25,000. For this purpose, the fair market value of the shares purchased is determined as of the end of the purchase period during which such shares are purchased. Purchases of shares under EasyLink's stock option plans are not counted towards the $25,000 limit.

         During the first year purchases are permitted under the Stock Purchase Plan, eligible persons are expected to include up to approximately 400 officers and other employees of EasyLink and its subsidiaries.

         Stock Purchases. Purchases of shares under the Stock Purchase Plan will take place the first day of January (January 1) and the first day of July (July
1), or such other purchase period as may be specified by the plan administrator. For each purchase period, eligible employees can authorize payroll deduction contributions that will be used to purchase shares at the end of the period. Assuming the stockholders approve the Stock Purchase Plan, the first purchase period will begin on July 1, 2006 and a new purchase period will begin on the first day of January and the first day of July thereafter. Prior to the beginning of a purchase period for which an employee is eligible to participate, the employee can enroll in the Stock Purchase Plan by filing an election specifying his or her chosen rate of payroll deduction contributions. The employee will be permitted to authorize payroll deductions of not more than ten percent of the employee's base wages or salary, or such other limit as may be set by the plan administrator.

         EasyLink or an agent will separately account for all payroll deduction contributions made by a participant during a purchase period. The amount of such contributions will be applied on the last day of the purchase period to purchase a number of shares of Class A common stock from EasyLink equal to the amount of such contributions divided by the purchase price for the shares as set by the plan administrator for that period. It is expected that most purchases of shares under the Stock Purchase Plan will be at a discount to the fair market value of the shares at the time of purchase. In no event, however, can the plan administrator set the purchase price below the lesser of 85% of the fair market value of a share of our Class A common stock as of the first day of the purchase period and 85% of the fair market value of a share of Common Stock as of the last day of such period. As a result of EasyLink's adoption of Statement of Financial Accounting Standards No. 123 (revised 2004) as of January 1, 2006, we will be required to report an expense on our financial statements if the purchase price is set below 95% of the fair market value of our Class A common stock as of the last day of the purchase period. The fair market value of a share of our Class A common stock as of April 28, 2006 was $0.80.

         Employees can terminate their participation in the Stock Purchase Plan at any time. Participation in the Stock Purchase Plan terminates automatically if the employee dies or terminates employment with EasyLink or its applicable subsidiary. If notice is received of the employee's withdrawal, death or termination of employment prior to the end of a purchase period, any payroll deduction contributions accumulated on the employee's behalf will be refunded; otherwise, the contributions will be used to purchase shares at the end of the period. Following the termination of participation, the employee or his or her legal representative will receive share certificates for any shares of Class A common stock previously purchased and held on the employee's behalf under the Stock Purchase Plan, and cash in lieu of any fractional shares. No interest is payable on payroll deduction contributions.

         Amendment and Termination. Subject to certain limitations, the Board of Directors can amend the Stock Purchase Plan at any time, and can correct any defect, supply any omission or reconcile any inconsistency in the Stock Purchase Plan. None of these modifications may materially adversely affect any purchase rights outstanding under the Stock Purchase Plan during the purchase period in which the amendment would become effective, or decrease the purchase price for shares of Stock below the minimum price described below.

         The Board of Directors can terminate the Stock Purchase Plan at any time. Absent earlier action by the Board, the Stock Purchase Plan will terminate upon the earlier of July 1, 2016 or the purchase by participants of all shares that may be issued under the Stock Purchase Plan.

FEDERAL INCOME TAX CONSEQUENCES

         The following discussion is a brief summary of the principal United States federal income tax consequences relating to purchases made under the Stock Purchase Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences.

         The Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code. Under Section 423, the participant does not recognize any taxable income at the time shares are purchased under the Stock Purchase Plan.

         If a participant disposes of shares acquired under the Stock Purchase Plan within two years after the first day of the purchase period in which such shares were purchased (a "disqualifying disposition"), the participant will recognize taxable ordinary income equal to the excess of the fair market value of the shares at the end of the purchase period over the purchase price. The participant's cost basis in the shares will be increased by the amount of such ordinary income. If the amount realized upon the disposition exceeds the participant's cost basis in the shares (as so increased), the participant will recognize capital gain equal to the difference between the amount realized and such adjusted cost basis. If the amount realized is less than the participant's cost basis in the shares (as so increased), the participant will recognize capital loss equal to the difference between the adjusted cost basis and the amount realized.

         If a participant disposes of shares acquired under the Stock Purchase Plan two years or more after the first day of the purchase period in which such shares were purchased (a "qualifying disposition"), the tax treatment will be different. If the shares were purchased at a price less than the fair market value of the shares at the beginning of the purchase period, the participant will recognize taxable ordinary income equal to the lesser of (i) the excess of the fair market value of the shares at the beginning of the purchase period over the purchase price, and (ii) the excess of the amount realized from the disposition over the purchase price. The participant's cost basis in the shares will be increased by the amount of such ordinary income. In addition, the participant will recognize capital gain equal to the difference (if any) between the amount realized upon the disposition and the cost basis in the shares (as so increased). If the amount realized is less than the purchase price, the participant will recognize capital loss equal to the difference between the purchase price and the amount realized.

         If the shares were purchased under the Stock Purchase Plan at a price in excess of the fair market value of the shares at the beginning of the purchase period, and the shares are held long enough for a qualifying disposition to occur, then all of the difference between the amount realized upon disposition and the purchase price will be recognized as capital gain or loss, as the case may be.

         EasyLink will not be entitled to a deduction with respect to its sale of shares under the Stock Purchase Plan, except to the extent the participant recognizes ordinary income upon a disqualifying or qualifying disposition.

APPROVAL REQUIRED:

         The affirmative vote of the holders of a majority of the shares of Class A common stock, present in person or by proxy at the meeting and entitled to vote thereon is required to approve the Stock Purchase Plan. Abstentions will be counted towards the tabulations of votes cast on this proposal and will have the same effect as a vote "AGAINST" such matters. Broker "non-votes" will not be counted for purposes of determining whether this proposal has been approved.

RECOMMENDATION OF THE BOARD:

         The Board of Directors recommends a vote "FOR" approval of the EasyLink Services Corporation Employee Stock Purchase Plan.

       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT AND
                           RELATED STOCKHOLDER MATTERS

         The following table provides information with respect to the beneficial ownership of EasyLink's common stock as of February 28, 2006 for:

         o each person who EasyLink knows beneficially owns more than 5% of its Class A Common Stock;

         o    each of EasyLink's directors, including its Chief Executive
              Officer;

         o EasyLink's four most highly compensated executive officers, other than its Chief Executive Officer, who were serving as executive officers at the end of 2005 and one additional officer who served as an executive officer during 2005 but who was not an executive officer at the end of 2005, and

         o all of EasyLink's executive officers and directors as of February 28, 2006 as a group.

         For purposes of this table, a person, entity or group is deemed to have "beneficial ownership" of any shares of Class A Common Stock, including shares subject to options, warrants or conversion rights, that the person, entity or group has the right to acquire within 60 days of February 28, 2006. Unless otherwise noted below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

         For purposes of calculating the percentage of outstanding shares held by each person named below, any shares which that person has the right to acquire within 60 days after February 28, 2006 are deemed to be outstanding, but shares which may similarly be acquired by other persons are deemed not to be outstanding.

         The total number of outstanding shares of Class A Common Stock used for purposes of calculating the percentages of Class A Common Stock beneficially owned is 45,311,915.


                                                                               NUMBER OF                       PERCENTAGE
                                                                             CLASS A SHARES                OF CLASS A SHARES
NAME OF BENEFICIAL OWNER                                                  BENEFICIALLY OWNED               BENEFICIALLY OWNED
-------------------------                                                 -------------------              ------------------
Thomas Murawski                                                               1,924,981(1)                         4.08%
George Abi Zeid                                                               3,264,039(2)                         7.15%
     262 Glen Head Road, Glen Head, NY
Robert Casale                                                                    15,937                            *
George Knapp                                                                     15,937                            *
Dennis Raney                                                                     15,937                            *
John C. Petrillo                                                                  5,000                            *
Peter J. Holzer                                                                   5,000                            *
Eric J. Zahler                                                                    5,000                            *
Richard Gooding                                                                 247,314(3)                         *
Gary MacPhee                                                                    326,570(4)                         *
Michael Doyle                                                                   205,770(5)                         *
David Ambrosia                                                                  260,727(6)                         *
All directors and executive officers as a group (11 persons)                  3,028,173(7)                         6.50%
The Clark Estates, Inc.                                                       5,589,020(8)                        12.33%
One Rockefeller Center, New York, NY
Kinderhook Partners, L.P.                                                     2,388,685                            5.27%
Lawrence Auriana                                                              2,500,000                            5.52%


----------
*        Represents beneficial ownership of less than 1%.
(1) Includes 26,086 shares held by the Company 401(k) Savings Plan for Mr. Murawksi's account pursuant to the employer matching contribution feature of the plan. Mr. Murawski does not have the power to divest these shares while they are held by the 401(k) Savings Plan.
(2) Includes 268,296 shares issuable upon exercise of warrants. Includes 15,379 shares held by the Company 401(k) Savings Plan for Mr. Abi Zeid's account pursuant to the employer matching contribution feature of the plan. Mr. Abi Zeid does not have the power to divest these shares while they are held by the 401(k) Savings Plan. Also includes 320,000 shares beneficially owned by Telecom International, Inc. Mr. Abi Zeid beneficially owns a majority of the capital stock of Telecom International, Inc. See "Certain Relationships and Related Transactions."

(3) Includes 21,114 shares held by the Company 401(k) Savings Plan for Mr. Gooding's account pursuant to the employer matching contribution feature of the plan. Mr. Gooding does not have the power to divest these shares while they are held by the 401(k) Savings Plan. Also includes 700 shares held by Mr. Gooding's wife. Mr. Gooding disclaims beneficial ownership of the shares held by his wife.
(4) Includes 21,570 shares held by the Company 401(k) Savings Plan for Mr. MacPhee's account pursuant to the employer matching contribution feature of the plan. Mr. MacPhee does not have the power to divest these shares while they are held by the 401(k) Savings Plan.
(5) Includes 10,770 shares held by the Company 401(k) Savings Plan for Mr. Doyle's account pursuant to the employer matching contribution feature of the plan. Mr. Doyle does not have the power to divest these shares while they are held by the 401(k) Savings Plan.
(6) Includes 21,663 shares held by the Company 401(k) Savings Plan for Mr. Ambrosia's account pursuant to the employer matching contribution feature of the plan. Mr. Ambrosia does not have the power to divest these shares while they are held by the 401(k) Savings Plan.
(7) Includes 11 persons who were directors and executive officers as of February 28, 2006. Excludes shares beneficially owned by George Abi Zeid who was not a director or executive officer as of such date.
(8) Includes 5,394,640 shares of Class A Common Stock held by Federal Partners. Also includes 194,380 shares held by accounts for which The Clark Estates, Inc. provides management and administrative services. The Clark Estates, Inc. disclaims beneficial ownership of 5,394,640 and the 194,380 shares described in this footnote. The Clark Estates, Inc. provides management and administrative services to Federal Partners. See "Certain Relationships and Related Transactions."

         The following table sets forth the number of shares of Class A Common Stock included in the table above that are issuable upon the exercise of options exercisable within 60 days of February 28, 2006.


                                                                                       NUMBER OF SHARES OF
          NAME OF BENEFICIAL OWNER                                                    CLASS A COMMON STOCK
          ------------------------                                                    --------------------
          Thomas Murawski                                                                        1,897,617
          George Abi Zeid                                                                           72,000
          Robert Casale                                                                             15,937
          Peter Holzer                                                                               5,000
          George Knapp                                                                              15,937
          John Petrillo                                                                              5,000
          Dennis Raney                                                                              15,937
          Eric Zahler                                                                                5,000
          Richard Gooding                                                                          225,500
          Gary MacPhee                                                                             305,000
          Michael Doyle                                                                            180,000
          David Ambrosia                                                                           238,616
          Directors and Executive Officers as a Group
          (excludes Mr. Abi Zeid)                                                                2,909,544


Pursuant to the separation agreement between EasyLink and George Abi Zeid, Mr. Abi Zeid is subject to various standstill provisions until February 4, 2007, including restrictions on soliciting proxies or consents from other shareholders, granting proxies to third parties or consents, acquiring additional shares of stock and making merger, acquisition or similar proposals involving EasyLink stock. Mr. Abi Zeid has agreed that, until February 4, 2007, at all meetings of stockholders of EasyLink, he will vote, or grant a proxy to any one or more persons designated by the Company to vote, all of the shares of EasyLink common stock beneficially owned by him proportionately in accordance with the votes cast as votes for, as votes against or as votes withheld, or as abstentions, as the case may be, by stockholders other than Mr. Abi Zeid on all matters submitted to the stockholders of the Company.

The standstill and voting covenants contained in Mr. Abi Zeid's separation agreement will expire if any of the following conditions exists: the closing price of the Company's common stock shall be less than $1.75 per share for any ten consecutive days after 18 months after February 4, 2005; a majority of EasyLink's board consists of persons who are not existing directors or persons appointed by existing directors; or Mr. Abi Zeid's share interest is below 5% of the Company's outstanding shares. If the Company fails to make any required payment under the separation agreement within 15 days after receipt of written notice from Mr. Abi Zeid or fails to make a required payment within two business days after the due date for the payment on at least 3 occasions, the restrictions on the sale of Mr. Abi Zeid's shares and the standstill and voting covenants will terminate.

                                   MANAGEMENT

EXECUTIVE OFFICERS

         The following table identifies the current executive officers of EasyLink and their ages as of the date of this Proxy Statement:

NAME                                                 AGE                                POSITION
----                                                 ---                                --------
Thomas Murawski                                       61        Chairman, President, Chief Executive Officer, Director
Michael Doyle                                         50        Vice President and Chief Financial Officer
Richard Gooding                                       56        Executive Vice President and General Manager
Gary MacPhee                                          44        Executive Vice President and General Manager
David Ambrosia                                        49        Executive Vice President and General Counsel


         For the biographical summary of Thomas Murawski, see "Election of Directors."

MICHAEL DOYLE -- VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

         Mr. Doyle has served as Vice President and Chief Financial Officer of EasyLink since March 2004. Prior to joining EasyLink, Mr. Doyle was Chief Financial Officer of D&B North America, a division of D&B, Inc. (Dun & Bradstreet) from 2002 to September 2003. Mr. Doyle held various positions at Cendant, Inc. from 1997 to 2002, including Vice President Audit, Vice President Relationship Marketing and Management and Senior Vice President Relationship Marketing & Management. Mr. Doyle served as Chief Financial Officer of the Flourine Products Division of Allied Signal Corporation from 1995 to 1997. Mr. Doyle held various finance, accounting and management positions at Pepsico, Inc. from 1986 to 1995 and at Continental Can Company, Inc. from 1978 to 1986. Mr. Doyle received his B.B.A from University of Notre Dame and his M.B.A. from New York University.

RICHARD GOODING -- EXECUTIVE VICE PRESIDENT AND GENERAL MANAGER

         Mr. Gooding joined EasyLink in 2001 to oversee the business and technical transition from AT&T. During his tenure at EasyLink he served as Vice President, Operations from 2002 until assuming his new role as Executive Vice President and General Manager of the Transaction Delivery Services business unit. Prior to joining EasyLink, Mr. Gooding was involved in "b2b" Internet startups and consulting services from 1997 to 2001. From 1994 to 1996 he was President, Western Union Data Services Company. From 1991 to 1994 he held general management positions at MAI Systems Corporation. Between 1971 and 1991 Mr. Gooding held various positions of increasing responsibilities at Western Union Corporation. He received a B.S. in Mathematics and Computer Science from Clemson University in 1971.

GARY MACPHEE -- EXECUTIVE VICE PRESIDENT AND GENERAL MANAGER

         Mr. MacPhee was appointed Executive Vice President and General Manager Transaction Management Services in January 2005. He also served as Vice President Technology at Easylink from September 2002 to December 2004. Prior to joining Easylink, Mr. MacPhee was Vice President Business Systems at Merant, Inc. from 1999 to August 2002. Mr. MacPhee held various positions at GE Information Services, a division of the General Electric Company, from 1983 to 1999 including Vice President Global Product Engineering, Director of R&D Internet Services and Director of R&D Consumer Online Services. Mr. MacPhee received his B.S. in Computer Science from Ohio State University and his M.S. in Computer Science from Virginia Polytechnic Institute and State University.

DAVID AMBROSIA -- EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL

         Mr. Ambrosia joined EasyLink as Executive Vice President and General Counsel in May 1999. Prior to joining EasyLink, Mr. Ambrosia was engaged in the private practice of law in the field of corporate law with an emphasis on securities offerings and mergers and acquisitions. From January 1990 through June 1999, he was a partner at Winthrop, Stimson, Putnam & Roberts. From September 1982 until December 1989, he was an associate at Winthrop, Stimson, Putnam & Roberts. Mr. Ambrosia received his B.S. from the School of Industrial and Labor Relations at Cornell University, his M.B.A. from the Johnson Graduate School of Management at Cornell University and his J.D. from the Cornell Law School.

EXECUTIVE COMPENSATION

         The following table and footnotes presents certain summary information concerning the compensation awarded to, earned by, or paid for services rendered to EasyLink in all capacities during the fiscal year ended December 31, 2005, by the Chief Executive Officer of EasyLink and each of the four other most highly compensated executive officers whose salary and bonus exceeded $100,000 in 2005 (collectively, the "Named Executive Officers") plus one other executive who would have been included but for the fact that he was not an executive officer on December 31, 2005.

                           SUMMARY COMPENSATION TABLE

                                                                                                   LONG-TERM COMPENSATION AWARDS
                                                                                                   -----------------------------
                                                             ANNUAL COMPENSATION                SECURITIES
                                                            ---------------------               UNDERLYING
                                                                                                OPTIONS TO
                                                                                                 PURCHASE
                                                                                                 EASYLINK
                                                                                                  CLASS A           ALL OTHER
NAME AND PRINCIPAL POSITION                      YEAR           SALARY          BONUS           COMMON STOCK       COMPENSATION
---------------------------                      ----           ------          -----           ------------       ------------
Thomas Murawski                                  2005             473,656           172,934(1)          --               7,000(2)
     Chairman, President and                     2004             457,038           258,386         45,000      $        6,500(2)
     Chief Executive Officer                     2003             450,000           148,000      1,103,000               6,000(2)

George Abi Zeid (3)                              2005              71,371                --             --             930,434(4)
     Former President ---International           2004             302,345            76,214         30,000(5)            5,617(2)
     Operations                                  2003             257,981            26,000         47,000               5,157(2)

Michael Doyle                                    2005             230,585            31,493(6)      25,000               6,009(2)
     Vice President and Chief Financial          2004             168,750(7)              --       155,000               4,933(2)
     Officer                                     2003                  --                 --            --                   --

David Ambrosia                                   2005             247,524            43,137(8)                           6,033(4)
     Executive Vice President and                2004             237,693            62,834         30,000               5,626(4)
     General Counsel                             2003             233,000            11,900         97,000               5,179(4)

Gary MacPhee                                     2005             210,283            35,504(9)     100,000               7,000(2)
     Executive Vice President and                2004             194,691            51,238         30,000               6,731(2)
     General Manager                             2003             190,000            15,000         95,000              63,550(10)

Richard Gooding                                  2005             195,166            32,841(11)     50,000               6,012(2)
     Executive Vice President and                2004             178,631            46,654         20,000               5,800(2)
     General Manager                             2003             173,000             8,800        110,000               5,355(2)

----------
(1) Mr. Murawski's bonus payment of $172,934 in 2005 was made under the terms of the Company's 2004 Executive Incentive Plan. No bonus was payable in 2006 under the terms of the Company's 2005 Executive Incentive Plan.
(2) Represents the dollar value of the contribution to the named executive officer's account pursuant to the employer match feature of the Company's 401(k) Savings Plan. The contribution was made in shares of the Company's Class A Common Stock valued at the market price at the time of contribution.
(3)      Mr. Abi Zeid's employment terminated on February 4, 2005.
(4) Includes $929,167 paid under the terms of Mr. Abi Zeid's separation agreement. Also includes $1,267, which represents the dollar value of the contribution to Mr. Abi Zeid's account pursuant to the employer match feature of the Company's 401(k) Savings Plan. The contribution was made in shares of the Company's Class A Common Stock valued at the market price at the time of contribution.
(5) All of these options were unvested, and therefor were cancelled, on the date of Mr. Abi Zeid's resignation.
(6) Mr. Doyle's bonus payment of $31,493 in 2005 was made under the terms of the Company's 2004 Executive Incentive Plan. No bonus was payable in 2006 under the terms of the Company's 2005 Executive Incentive Plan.
(7)      Employment commenced on March 22, 2004.
(8) Mr. Ambrosia's bonus payment of $43,137 in 2005 was made under the terms of the Company's 2004 Executive Incentive Plan. No bonus was payable in 2006 under the terms of the Company's 2005 Executive Incentive Plan.
(9) Mr. MacPhee's bonus payment of $35,504 in 2005 was made under the terms of the Company's 2004 Executive Incentive Plan. No bonus was payable in 2006 under the terms of the Company's 2005 Executive Incentive Plan.
(10) Includes $57,550 of reimbursed relocation expenses in connection with Mr. MacPhee's start of employment. Also includes $6,0000, which represents the dollar value of the contribution to Mr. MacPhee's account pursuant to the employer match feature of the Company's 401(k) Savings Plan. The contribution was made in shares of the Company's Class A Common Stock valued at the market price at the time of contribution.
(11) Mr. Gooding's bonus payment of $35,504 in 2005 was made under the terms of the Company's 2004 Executive Incentive Plan. No bonus was payable in 2006 under the terms of the Company's 2005 Executive Incentive Plan.

                          OPTION GRANTS IN FISCAL YEAR

         The following table provides certain information regarding stock options granted to the Named Executive Officers during the year ended December 31, 2005.

                                                        INDIVIDUAL GRANTS                      POTENTIAL REALIZABLE
                                                        -----------------                      ---------------------
                                                   PERCENT OF                                     VALUE AT ASSUMED
                                   NUMBER OF      TOTAL OPTIONS                                ANNUAL RATES OF STOCK
                                  SECURITIES       GRANTED TO                                  PRICE APPRECIATION FOR
                                  UNDERLYING      EMPLOYEES IN        EXERCISE                    OPTION TERMS(1)
                                    OPTIONS       FISCAL YEAR        PRICE PER     EXPIRATION     -------------
                                  GRANTED(#)           (%)             SHARE           DATE             5%               10%
                                  ----------      -------------      ----------    -----------         ----             ----
Michael Doyle                        25,000(2)           3.22%(3)          1.15      03/22/2015     $    18,081     $    45,820
Gary MacPhee                        100,000(2)          12.87%(3)          1.06      04/25/2015     $    66,663     $   168,937
Richard Gooding                      50,000(2)           6.44%(3)          1.06      04/25/2015     $    33,331     $    84,468

----------
 (1) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted based upon the fair market value on the date of grant. These assumptions are not intended to forecast future appreciation of EasyLink's stock price. The amounts reflected in the table may not necessarily be achieved.
(2) These options will vest and become exercisable 25% on the first anniversary of the date of grant and in equal amounts quarterly thereafter over the next three years.
(3) The percentages calculations exclude 180,000 options granted to directors.

                           STOCK OPTION EXERCISES AND
                   DECEMBER 31, 2005 STOCK OPTION VALUE TABLE

         The following table sets forth certain information concerning stock options exercised during 2005 by the Named Executive Officers and the number and value of specified options held by those persons at December 31, 2005. The values of unexercised in-the-money stock options at December 31, 2005 shown below are presented pursuant to SEC rules. There is no assurance that the values of unexercised in-the-money stock options reflected in this table will be realized.


                                                                       NUMBER OF                     VALUE OF UNEXERCISED
                             SHARES                              SECURITIES UNDERLYING            IN-THE-MONEY OPTIONS AT
                            ACQUIRED                               DECEMBER 31, 2005                DECEMBER 31, 2005(2)
                              ON              VALUE             -----------------------           ------------------------
NAME                       EXERCISE(#)    REALIZED($)(1)       EXERCISABLE      UNEXERCISABLE     EXERCISABLE      UNEXERCISABLE
----                     ------------    ---------------       ------------     -------------     ------------     -------------
Thomas Murawski               0                      --           1,897,617              --              37,080             --
George Abi Zeid             47,000               $29,140                 --              --                  --             --
Michael Doyle                 0                       --            180,000              --                  --             --
David Ambrosia                0                       --            238,616              --               7,920             --
Gary MacPhee                  0                       --            305,000              --               3,600             --
Richard Gooding               0                       --            225,500              --               5,400             --


(1) Amounts disclosed in this column were calculated based on the difference between the fair market value of the Company's Class A Common Stock on the date of exercise and the exercise price of the options in accordance with regulations promulgated under the Securities Exchange Act of 1934, as amended, and do not reflect amounts actually received by the Named Executive Officers.
(2) All amounts reflected were determined using the closing price on December 30, 2005 which was $0.89 per share.

EMPLOYMENT, SEVERANCE AND OTHER ARRANGEMENTS

         Under Mr. Murawski's current employment agreement, he is entitled to receive an annual base salary of $483,600. Mr. Murawski may also receive an annual bonus payment in 2007 under the Company's 2006 executive incentive plan described below. Under the plan, Mr. Murawski may receive a bonus of between 0% and 150% of his base salary, with a target bonus of 75% of base salary based upon achievement of 100% of both the revenue and EBITDA performance targets established pursuant to the plan. If EasyLink terminates Mr. Murawski's employment without cause at any time, he will be entitled to receive at his option either (i) continuation of his base salary plus his target bonus for the year in which the termination has occurred (assuming performance at the 100% level for all applicable measures) and participation in the Company's standard health insurance and 401(k) plans for 12 months after the date of termination or
(ii) a lump sum equal to 12 months base salary plus his target bonus for the year in which the termination has occurred (assuming performance at the 100% level for all applicable measures). If a sale of EasyLink occurs before the termination of Mr. Murawski's employment without cause or within 3 months after a termination of his employment without cause or within 3 months after Mr. Murawski terminates his employment as a result of certain changes made in his employment by EasyLink, he is entitled to receive upon the consummation of the sale a cash payment equal to 2.5% of the fair market value of the consideration received by the holders of EasyLink's common stock pursuant to the sale. If any of the payments to Mr. Murawski would be subject to change of control excise tax payments, Mr. Murawski is entitled to receive gross-up payments which would entitle him to retain, after payment of all additional taxes on the gross-up payments, an amount equal to the amount of the excise tax. A portion of Mr. Murawski's options are also subject to acceleration of vesting upon a change of control. A "sale" of EasyLink for this purpose means a merger, consolidation or sale of EasyLink's assets in which the holders of voting securities of EasyLink immediately prior thereto hold less than 50% of the total voting power represented by the voting securities of the surviving or transferee entity outstanding immediately after the merger, consolidation or sale. Additionally, the agreement provides that after Mr. Murawski leaves the employ of EasyLink, he will not solicit certain customers of EasyLink with respect to products or services that are the same or similar to those offered to such customers by EasyLink or solicit or induce any employee of EasyLink to leave the employ of EasyLink during the one year period following his employment or disclose any of its confidential information.

         George Abi Zeid's employment with the Company terminated on February 4, 2005. Under his separation agreement, the Company agreed to pay Mr. Abi Zeid $240,000 as a severance payment upon the effective date of his resignation, an aggregate of $1,960,000 in installments over three years in consideration of the non-compete and other covenants contained in the separation agreement and $75,000 of Mr. Abi Zeid's legal expenses. Late payments will bear interest at the rate of 8% per annum until paid. Mr. Abi Zeid has agreed to restrictions on the sale of his stock during the two years after his date of resignation, including a prohibition on the sale of stock to one of the Company's competitors and on sales in excess of 1 million shares during each of the first and second 12 month periods following the resignation date plus in the second 12 month period any shares not sold in the first 12 month period. Mr. Abi Zeid has reaffirmed the obligations under the non-compete covenant in his employment agreement and the applicable non-compete period has been extended from one year to two years after the date of his resignation. Mr. Abi Zeid is subject to various standstill provisions for two years after the resignation date. See "Security Ownership of Certain Beneficial Holders and Management and Related Stockholder Matters."

         Under Mr. Doyle's current employment agreement, he is entitled to receive annual base salary of $237,000. Mr. Doyle may also receive an annual bonus payment in 2007 under the Company's 2006 executive incentive plan described below. Under the plan, Mr. Doyle may receive a bonus of between 0% and 60% of his base salary, with a target bonus of 30% of base salary based upon achievement of 100% of both the revenue and EBITDA performance targets established pursuant to the plan. If EasyLink or its successor terminates Mr. Doyle's employment without cause as a result of a sale of EasyLink (whether by merger, consolidation or sale of all or substantially all of its assets), Mr. Doyle will be eligible to receive a severance payment equal to six (6) months salary. Mr. Doyle's employment agreement also contains confidentiality, intellectual property and non-competition covenants.

         Under Mr. Ambrosia's current employment agreement, he receives an annual base salary of $252,720 which will be reviewed each year. Mr. Ambrosia may also receive an annual bonus payment in 2007 under the Company's 2006 executive incentive plan described below. Under the plan, Mr. Ambrosia may receive a bonus of between 0% and 60% of his base salary, with a target bonus of 30% of base salary based upon achievement of 100% of both the revenue and EBITDA performance targets established pursuant to the plan. In the event that Mr. Ambrosia's position at EasyLink is eliminated, replaced or taken over by the third party in connection with an acquisition, merger or transfer of a majority interest in EasyLink, Mr. Ambrosia will be entitled to a severance package comprised of (a) six months base salary, (b) annual bonus pro rated for the portion of the year worked and (c) immediate vesting of 50% of his remaining unvested options. Additionally, Mr. Ambrosia's employment agreement provides that after he leaves our employ, he will not work for a competitor during the two year period following his employment or disclose any confidential information.

         Under Mr. MacPhee's current employment agreement, he is entitled to receive annual base salary of $213,500. Mr. MacPhee may also receive an annual bonus payment in 2007 under the Company's 2006 executive incentive plan described below. Under the plan, Mr. MacPhee may receive a bonus of between 0% and 100% of his base salary, with a target bonus of 50% of base salary based upon achievement of 100% of both the revenue and EBITDA performance targets established pursuant to the plan. If EasyLink or its successor terminates Mr. MacPhee's employment without cause as a result of a sale of EasyLink (whether by merger, consolidation or sale of all or substantially all of its assets), Mr. MacPhee will be eligible to receive a severance payment equal to six (6) months salary. Mr. MacPhee's employment agreement also contains confidentiality, intellectual property and non-competition covenants. Additionally, Mr. MacPhee's employment agreement provides that after he leaves our employ, he will not work for a competitor during the two year period following his employment or disclose any confidential information.

         Under Mr. Gooding's current employment agreement, he is entitled to receive annual base salary of $198,250. Mr. Gooding may also receive an annual bonus payment in 2007 under the Company's 2006 executive incentive plan described below. Under the plan, Mr. Gooding may receive a bonus of between 0% and 100% of his base salary, with a target bonus of 50% of base salary based upon achievement of 100% of both the revenue and EBITDA performance targets established pursuant to the plan. Additionally, Mr. Gooding's employment agreement provides that after he leaves our employ, he will not work for a competitor during the two year period following his employment or disclose any confidential information.

2006 EXECUTIVE INCENTIVE PLAN

         The Company's 2006 executive incentive compensation is based on achieving specified revenue and EBITDA objectives. Officers and key management employees are eligible to participate upon the recommendation of the Chief Executive Officer and the approval of the Compensation Committee of the Board of Directors. Under the plan, a target award based on percentage of base salary has been established for each participant, which varies from 10% to 75% of base salary for the participant. The total pool for all executives at target is approximately $1.4 million for 2006. The participant may receive a bonus from 0% to 200% of the target award based upon the actual level of under-achievement and/or over-achievement of the revenue and EBITDA performance objectives.

         Bonus payments under the plan will be paid first using shares of the Company's Class A common stock available under the Company's 2005 Stock and Incentive Plan (the "2005 Stock and Incentive Plan"). The bonus pool will be funded with up to 800,000 shares from the 2005 Stock and Incentive Plan. If the value of the shares as determined in accordance with the plan is not adequate to satisfy the bonus in full, then cash may be used to make up the remaining portion of the bonus payment to the extent that EBITDA does not fall below a specified amount as a result of the payment in cash of the remaining portion. Any remaining balance will be forfeited. All bonus payments will be paid net of applicable withholding taxes which will be withheld first from the cash portion of the bonus and second from the stock portion of the bonus. The value of the shares issued in payment of the bonus (including the amount of any cash used to pay withholding taxes in respect of a bonus paid in stock) is not treated as an expense item in the EBITDA calculation for this purpose.

         The Compensation Committee retains full authority to approve final amounts, which may be higher or lower than plan results. The Compensation Committee may also approve the use of individual objectives as part of a participant's performance criteria under the Plan. For 2006, the Compensation Committee has determined that the absence of a going concern qualification in the report of the Company's independent registered public accounting firm on the Company's 2006 annual financial statements is an individual objective for certain executives and is a consideration in the determination of their 2006 bonus.

         If there occurs a significant beneficial or adverse change in economic conditions, the indications of growth or recession in the Company's business segments, the nature of the operations of the Company, or applicable laws, regulations or accounting practices, or other unanticipated matters which, in the Company's judgment, have a substantial positive or negative effect on the performance of the Company, the Compensation Committee may modify or revise the performance objectives. These significant changes might, for example, result from acquisitions or dispositions of assets or mergers.

         Employees terminating prior to the payout date are not eligible for payment of an award unless termination is due to retirement or economic reduction in force.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of EasyLink is responsible for administering its executive compensation policies and equity compensation plans.

COMPENSATION PHILOSOPHY

         Compensation to executive officers is designed to attract and retain outstanding executive talent, to motivate and reward their performance in support of our strategic, financial and operating objectives. EasyLink has designed compensation programs to create a direct relationship between the level of compensation paid to executives and EasyLink's current and long-term level of performance. The components of these programs are base salary, short-term compensation in annual bonuses and long-term incentive compensation in the form of stock options or other stock-based awards.

BASE SALARIES

         The base salaries for our executive officers are determined annually by reviewing the competitive pay practices of companies engaged in businesses similar to ours and the responsibilities of each executive officer. The salaries were established to attract and retain the leadership and skill necessary to build long-term shareholder value. During 2005, base salary increases were awarded based on an analysis of regional salary data.

SHORT-TERM ANNUAL BONUSES

         Annual bonuses for executive officers are intended to provide an incentive for achieving short-term financial and certain performance objectives. These goals and objectives are established after review of the annual budget and an evaluation of the critical factors related to the performance of the management team. Bonuses under the 2006 executive incentive plan will be paid in shares of the Company's Class A common stock and, subject to specified limitations, cash. The bonus is also conditioned on not having been terminated for cause and not having resigned prior to the date of payment. Executives received a bonus payment in 2005 based upon achieving certain specified revenue and/or net income goals under the Company's 2004 Executive Incentive Plan. No bonus was paid in 2006 under the 2005 Executive Incentive Plan because the minimum revenue and EBITDA goals were not achieved.

LONG-TERM INCENTIVE COMPENSATION

         The EasyLink stock and option plans provide long-term incentives for executive officers and other key employees. The Compensation Committee believes that a significant portion of executive compensation should create a direct link between executive compensation and increases in stockholder value. Stock options are granted at fair market value and vest in installments, generally over a period of up to four years. In selecting recipients for option grants, the Committee considers the executive's current contribution to Company performance, the anticipated contribution to meeting EasyLink's long-term strategic performance goals, and industry practices and norms. Long term incentives granted in prior years and existing levels of stock ownership are also taken into consideration. During 2005, three executives were awarded options to purchase an aggregate of 175,000 shares of Class A common stock at an exercise price equal to the fair market value on the date of grant. See "Option Grants in Fiscal Year" for options granted to the named executive officers.

CHIEF EXECUTIVE OFFICER COMPENSATION

         During 2005, Mr. Murawski received total base salary of $473,656 and a bonus of $172,934. Mr. Murawski's current base salary is $483,600 representing a $18,600 increase over his prior base salary. Mr. Murawski will not receive a bonus during 2006 for 2005 performance.

         Mr. Murawski's 2005 bonus was based on achieving budgeted 2004 revenue and net income goals and was conditioned on not being terminated for cause or having resigned prior to the date of payment in 2005. The Company exceeded its 2004 net income goals, but failed to achieve its 2004 revenue goals. Accordingly, the bonus paid in 2005 for 2004 performance did not include a revenue component.

         In addition to evaluating Mr. Murawski's base and incentive compensation by the same factors applied to EasyLink's other executives, the Compensation Committee takes into consideration other aspects of the Company's health and development. Critical among these for the past several years has been the elimination of large amounts of debt from the Company's balance sheet. By 2004, Mr. Murawski had overseen the successful elimination of substantially all of the Company's outstanding debt and in the fourth quarter of 2004 the negotiation of a new $15 million credit facility. Further, Mr. Murawski has successfully carried out the Company's strategy of divesting various components of its business, including the MailWatch service line in July 2004 and the Company's portfolio of Internet domain names. During 2005, Mr. Murawski oversaw the acquisition of Quickstream Software, Inc. and the reorganization of the Company's Transaction Management and Transaction Delivery service lines and the Company's International operations.

         The Compensation Committee has reviewed the various components of Mr. Murawski's compensation package as set forth in his employment agreement, the executive incentive plan and the Company's benefit plans, including base salary, bonus, stock options, severance, change in control, 401(k) savings plan, and health and other benefits. The Committee determined that Mr. Murawski's compensation was reasonable and not excessive. Furthermore, the Committee compared the compensation package of Mr. Murawski with the compensation package of the Company's other executives and determined the relative differences to be within an appropriate range.

         The Compensation Committee expects that Mr. Murawski's future performance will be judged not only by the specific goals and objectives of an annual Executive Incentive Plan but also by the general progress of the Company's business and its ability to grow and prosper in an intensely competitive market.

         The Compensation Committee will evaluate EasyLink's compensation policies on an ongoing basis to determine whether they enable it to attract, retain and motivate key personnel. To meet these objectives, EasyLink may from time to time increase salaries, award additional stock options or other stock-based compensation or provide other short-and long-term incentive compensation to executive officers, including Mr. Murawski.


                                Submitted by the Compensation Committee of the Board of Directors

                                George Knapp
                                Robert Casale
                                Peter Holzer

                             AUDIT COMMITTEE REPORT

         The following is the report of the Audit Committee of the Board of Directors. The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2005 with management. In addition, the Audit Committee has discussed with Grant Thornton LLP, the Company's independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committee). The audit committee also has received the written disclosures and the letter from Grant Thornton LLP as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee has discussed the independence of Grant Thornton LLP with that firm.

         Based on the Audit Committee's review of the matters noted above and its discussions with the Company's independent registered public accounting firm and the Company's management, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2005.


                                Submitted by the Audit Committee of the
                                Board of Directors

                                George Knapp
                                John Petrillo
                                Dennis Raney
                                Eric Zahler


                                 PROPOSAL NO. 4

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         Grant Thornton LLP served as the independent registered public accounting firm for the Company and its subsidiary corporations for the fiscal year ending December 31, 2005 and has been appointed by the Board to continue as the Company's independent registered public accounting firm for the year ending December 31, 2006. Representatives of Grant Thornton LLP are expected to attend the meeting and will have an opportunity to make a statement and/or respond to appropriate questions from stockholders.

CHANGE IN PRINCIPAL ACCOUNTANT DURING 2005

         KPMG LLP was previously the principal independent registered public accounting firm for the Company. On June 8, 2005, that firm resigned. The Company's Audit Committee selected Grant Thornton LLP as its new principal independent registered public accounting firm to replace KPMG LLP.

         During the Company's two fiscal years ended December 31, 2004, and the subsequent interim period through June 8, 2005, (i) there were no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to KPMG's satisfaction would have caused it to make reference to the subject matter of the disagreement in connection with its report and (ii) there were no "reportable events" as described in Item 304(a)(1)(v) of Regulation S-K.

         The audit reports of KPMG LLP on the consolidated financial statements of the Company and its subsidiaries as of and for the years ended December 31, 2004 and 2003, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except that KPMG LLP's report on the consolidated financial statements of the Company and its subsidiaries as of and for the years ended December 31, 2004 and 2003 contained a separate paragraph stating that "the Company has a working capital deficiency and an accumulated deficit that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1(b). The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty."

         On August 2, 2005, the Company engaged Grant Thornton LLP as EasyLink's independent registered public accounting firm for the year ending December 31, 2005. The decision to engage Grant Thornton was made by EasyLink's Audit Committee. During the past two years and the subsequent interim period, EasyLink has not (and no one on its behalf has) consulted with Grant Thornton on the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Registrant's financial statements, or any matter that was either the subject of a disagreement as defined in paragraph 304(a)(1)(iv) of Regulation S-K or reportable event as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K.

FEES PAID TO THE INDEPENDENT AUDITOR

         Set forth below is an analysis of the fees billed for professional services rendered by the Company's principal independent registered public accounting firm, KPMG LLP and Grant Thornton, LLP, for the fiscal years ending December 31, 2004 and December 31, 2005, respectively.

     Audit Fees

         Audit Fees are those fees billed in connection with the audit and review of our financial statements, including services related thereto such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC. The aggregate amount of Audit Fees for each of the last two fiscal years were $1,119,000 in 2005 and $863,000 in 2004. The 2005 amount includes $857,000 paid to Grant Thornton and $262,000 paid to KPMG. All of the fees for 2004 were paid to KPMG.

         In addition, Grant Thornton has advised the Company that it will submit an additional invoice for fees relating to its audit of the Company's 2005 financial statements.

         The KPMG fees were for (i) their review of the Company's financial statements for the quarter ended March 31, 2005; (ii) their audit/review of the Company's restatement of its financial statements for the year ended December 31, 2004, for each quarter of 2004 and for the quarter ended March 31, 2005; and
(iii) their procedures to consent to the inclusion of their report on the Company's 2003 and 2004 financial statements in the Company's annual report on Form 10-K for 2005.

     Audit Related Fees

         Audit-related fees are assurance and related services that are reasonably related to the performance of the audit of our financial statements. More specifically, these services would include, among others: employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultations and audits in connection with acquisitions, internal control reviews, attest services that are not required by statute or regulation and consultation concerning financial accounting and reporting standards. During 2005 and 2004, neither KPMG LLP nor Grant Thornton LLP provided the Company with any assurance and related services.

     Tax Fees

         The aggregate fees billed for professional services rendered for tax compliance, tax advice and tax planning services for each of the last two fiscal years were $199,000 paid to Grant Thornton LLP and $30,000 paid to KPMG in 2005 and $220,000 paid to KPMG in 2004.

     All Other Fees

         No other fees were billed for professional services rendered by KPMG LLP or Grant Thornton LLP during the last two fiscal years, except as described below.

         Prior to the appointment of Grant Thornton LLP, Grant Thornton International member firms performed bookkeeping and payroll services for EasyLink's entities in France, Germany and Korea. These member firms are considered affiliates of Grant Thornton LLP. Grant Thornton provided no audit, audit-related or non-audit services to EasyLink or any of its subsidiaries or other affiliates prior to its appointment. The fees paid to these member firms for these services were de minimus. The Company terminated the services of the Grant Thornton International member firms effective July 26, 2005. Prior to the appointment of Grant Thornton as its independent registered public accounting firm, EasyLink consulted with the staff of the SEC's Office of the Chief Accountant concerning these services and the auditor selection process. After such consultation, EasyLink's Audit Committee and its management have concluded that Grant Thornton LLP's independence is not impaired by the involvement of its affiliates with these services.

         The Audit Committee has not adopted pre-approval policies and procedures for the engagement of the independent registered public accounting firm for audit and non-audit services. All of the fees described above for tax-related services were in connection with engagements approved by the Audit Committee.

APPROVAL REQUIRED

            The affirmative vote of the holders of a majority of the votes of the shares of Class A Common Stock and Class B Common Stock, voting together as a single class, present in person or represented by proxy at the meeting and entitled to vote thereon is required for the approval of this proposal.

RECOMMENDATION OF THE BOARD

            The Board of Directors recommends a vote "FOR" the ratification of the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for the year 2006.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

COMMON STOCK FINANCING

         On April 13, 2006, the Company entered into a common stock purchase agreement and a registration rights agreement with existing stockholders of the Company (including Federal Partners, L.P., Lawrence Auriana, other individual investors and members of EasyLink's board of directors and management. Under the common stock purchase agreement, the Company raised an aggregate of approximately $5.4 million in exchange for the issuance of approximately 9 million shares of its Class A common stock. Of the total $5.4 million, approximately $4.9 million was raised from non-management investors and approximately $0.5 million from EasyLink Board members and key members of EasyLink senior management. Purchases by non-management investors were at $0.60 per share, while purchases by the EasyLink Board members and senior management were at $0.62, which is equal to the most recent closing bid price prior to the execution and delivery of the agreement. The common stock purchase agreement contained a condition to closing that members of the Company's board of directors and management commit to purchase at least $500,000 of Class A common stock under the agreement at a price not less than the most recent closing bid price.

         Under the Registration Rights Agreement, the Company has agreed to prepare and file on or before December 31, 2006 a registration statement covering the resale of the shares of Class A common stock issued in the financing.

         Federal Partners, LP purchased approximately 4.1 million shares in the financing, raising its ownership to approximately 9.5 million shares or 17.5% of the Company's total shares outstanding.

          Lawrence Auriana also purchased 2.5 million shares under the common stock purchase agreement, raising his ownership to approximately 9.4% of the Company's total shares outstanding.

         Members of EasyLink's board of directors, named executive officers and other members of management purchased shares in the financing as described in the table below:


               Name                               Title                        Purchase Price                  Number of Shares
Robert Casale                        Director                                     $   20,000                          32,258
Peter Holzer                         Director                                     $  100,000                         161,290
George Knapp                         Director                                     $   25,000                          40,323
John Petrillo                        Director                                     $   50,000                          80,645
Eric Zahler                          Director                                     $   62,000                         100,000
                                     Chairman, President and Chief
Thomas Murawski                      Executive Officer; Director                  $  100,000                         161,290
                                     Vice President and Chief
Michael Doyle                        Financial Officer                            $   32,500                          52,419

                                     Executive Vice President and
David Ambrosia                       General Counsel                              $   15,000                          24,194
                                     Executive Vice President and
Gary MacPhee                         General Manager, TMS                         $   10,000                          16,129
                                     Executive Vice President and
Richard Gooding                      General Manager, TMS                         $    5,000                           8,065

Other management
   members                                                                        $  105,000                         169,355
                                                                                  ----------                        --------
     Total                                                                        $524,00.00                         845,968
                                                                                  ==========                        ========


         Stephen Duff was appointed as a director of the Company on April 13, 2006. Mr. Duff is Chief Investment Officer of The Clark Estates, Inc. and is Treasurer of the general partner of, and a limited partner of, Federal Partners, L.P. Federal Partners and accounts for which The Clark Estates, Inc. provides management and administrative services are the beneficial holders as of shares of Class A common stock of the Company. In connection with a senior convertible notes financing completed on January 8, 2001, we granted to Federal Partners the right to designate one director to our Board of Directors so long as Federal Partners and other persons associated with it owns at least 300,000 shares of Class A common stock. Federal Partners designated Stephen Duff in connection with the common stock financing described above and he was appointed to our Board on April 13, 2006. Through his limited partnership interest in Federal Partners, Mr. Duff has an indirect interest in 15,326 of the shares of Class A common stock held by Federal Partners.

SWIFT TELECOMMUNICATIONS, INC.

         The Company acquired Swift Telecommunications, Inc. on February 23, 2001. George Abi Zeid was the sole shareholder of Swift Telecommunications, Inc ("STI"). In connection with the acquisition, Mr. Abi Zeid was elected to the Board of Directors of the Company and was appointed President - International Operations.

         George Abi Zeid's employment with the Company terminated on February 4, 2005. Under his separation agreement, the Company agreed to pay Mr. Abi Zeid $240,000 as a severance payment upon the effective date of his resignation, an aggregate of $1,960,000 in installments over three years in consideration of the non-compete and other covenants contained in the separation agreement and $75,000 of Mr. Abi Zeid's legal expenses. Late payments will bear interest at the rate of 8% per annum until paid. Mr. Abi Zeid has agreed to restrictions on the sale of his stock during the two years after his date of resignation, including a prohibition on the sale of stock to one of the Company's competitors and on sales in excess of 1 million shares during each of the first and second 12 month periods following the resignation date plus in the second 12 month period any shares not sold in the first 12 month period. Mr. Abi Zeid has reaffirmed the obligations under the non-compete covenant in his employment agreement and the applicable non-compete period has been extended from one year to two years after the date of his resignation. Mr. Abi Zeid is subject to various standstill provisions for two years after the resignation date. See "Security Ownership of Certain Beneficial Holders and Management and Related Stockholder Matters."

         Mr. Abi Zeid had previously agreed to contribute to the Company shares of Class A common stock issuable to him in connection with the acquisition of STI in 2001 and the November 2001 debt restructuring in order to permit the grant of shares to employees or consultants. Subsequent to the 2001 debt restructuring, an aggregate of 205,425 shares of Class A common stock were issued to former employees and consultants in settlement of commitments made by Mr. Abi Zeid. In connection with the acquisition of STI in 2001, we had entered into a conditional commitment to acquire Telecom International, Inc. ("TII"). TII was an affiliate of STI prior to the acquisition of STI by us. Mr. Abi Zeid was a principal beneficial shareholder of TII. In November 2001, the parties agreed to terminate the TII commitment. In consideration of the termination of the commitment, EasyLink purchased certain assets of TII and agreed, among other things, to issue up to 20,000 shares of Class A common stock to TII. EasyLink settled the foregoing mutual share commitments in 2005 by reducing the amount of shares issuable to Mr. Abi Zeid in satisfaction of commitments made to him pursuant to the STI acquisition and the 2001 debt restructuring by 205,425 shares and by issuing 20,000 shares to TII.

STOCK PERFORMANCE GRAPH

         Set forth below is a graph comparing the percentage change in the cumulative stockholder return on our Class A common stock from December 31, 2000 to the last day of our last completed fiscal year. The cumulative stockholder return is measured by dividing:

         o the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between our share price as of the end of the measurement period and the price at the beginning of the measurement period, by

         o     the share price at the beginning of the measurement period.

         The cumulative total return on our Class A common stock is compared with the Nasdaq Stock Market (U.S.) Index and a self-determined peer group (the "Peer Group").

        CUMULATIVE TOTAL RETURN* FROM DECEMBER 31, 2000 TO DECEMBER 31, 2005
                        OF EASYLINK CLASS A COMMON STOCK,
               THE NASDAQ STOCK MARKET (U.S.) INDEX AND PEER GROUP

                                  [LINE CHART]

                                         EASYLINK SERVICES
                DATE                        CORPORATION                 PEER GROUP             NASDAQ MARKET INDEX
                ----                        -----------                 ----------             -------------------
               12/31/00                         100.00                      100.00                      100.00
               12/31/01                          68.15                       32.89                       78.95
               12/31/02                           8.90                       18.92                       54.06
               12/31/03                          20.72                       43.95                       81.09
               12/31/04                          20.03                       51.86                       88.06
               12/31/05                          12.38                       61.48                       89.27

         The Peer Group included the following companies: Descartes Systems Group, Internet Commerce Corporation, J2 Global Communications, Captiva Software Corporation (through December 31, 2004), Premiere Global Services, Inc., and Tumbleweed Communications.

           *ASSUMES $100 INVESTED ON DECEMBER 30, 2000 IN STOCK OR INDEX,
                      INCLUDING REINVESTMENT OF DIVIDENDS.

                 DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

         Proposals of stockholders of EasyLink which are intended to be presented by such stockholders at EasyLink's 2006 Annual Meeting of Stockholders must be received by EasyLink no later than January 7, 2007 to be included in the proxy statement and form of proxy relating to that meeting. The deadline for submitting a stockholder's proposal that will not be included in the proxy statement and form of proxy for EasyLink's 2007 Annual Meeting of Stockholders but nonetheless will be eligible for consideration is not earlier than 120 days and not later than 90 days prior to June 20, 2007. If the date of the 2007 annual meeting is more than thirty (30) days before or more than seventy (70) days after June 20, 2007, notice by the stockholder must be delivered not earlier than 120 days prior to the actual date of the annual meeting and not later than 90 days prior to such date or 10 days following the day on which public announcement of 2006 annual meeting date is first made by the Corporation. Notice of a stockholder's intent to nominate candidates for election as directors must be submitted within the deadline for submission of stockholder proposals. Stockholder proposals or notices of intent to nominate candidates for election as directors should be submitted to EasyLink Services Corporation, 33 Knightsbridge Road, Piscataway, NJ 08854, Attention: General Counsel and Corporate Secretary.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires EasyLink's directors, executive officers and persons who own more than 10% of EasyLink's Class A common stock (collectively, "Reporting Persons") to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and changes in ownership of EasyLink's Class A common stock. Reporting Persons are required by SEC regulations to furnish EasyLink with copies of all Section 16(a) reports they file. To EasyLink's knowledge and except as set forth below, based solely on its review of the copies of such reports received or written representations from certain Reporting Persons that no other reports were required, EasyLink believes that during 2005 all Reporting Persons complied with all applicable filing requirements. Douglas Myers, former Vice President - Sales of the Company, exercised options and sold the underlying shares in a series of transactions during the period from March 21, 2005 through March 24, 2005, but failed to file the required reports of such transactions on Form 4 until April 1, 2005.

                                    FORM 10-K

         Shareholders entitled to vote at the Annual Meeting may obtain for no charge a copy of the Company's Annual Report on Form 10-K, as amended and without exhibits, for the year ended December 31, 2005, upon written request to Investor Relations, EasyLink Services Corporation, 33 Knightsbridge Road, Piscataway, NJ 08854.

                                  OTHER MATTERS

         The Board knows of no other business that will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof as the proxy holders deem advisable.

         It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.


                                By Order of the Board of Directors,

                                DAVID W. AMBROSIA
                                Executive Vice President,
                                General Counsel and Secretary

                                                                      APPENDIX A

           EASYLINK SERVICES CORPORATION EMPLOYEE STOCK PURCHASE PLAN

1.  PURPOSE

         The purpose of the EasyLink Services Corporation Employee Stock Purchase Plan (the "Plan") is to promote the interests of EasyLink Services Corporation (the "Company") by providing eligible employees with the opportunity to acquire a proprietary interest in the Company through participation in a payroll deduction-based employee stock purchase plan designed to qualify under
Section 423 of the Internal Revenue Code of 1986, as amended.

2.  DEFINITIONS

         As used in the Plan, the following terms shall have the meanings set forth below:

                  (a) "Board" shall mean the Board of Directors of the Company.

                  (b) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

                  (c) "Committee" shall mean the committee described in Section 14.

                  (d) "Company" shall mean EasyLink Services Corporation, a Delaware corporation, and any successor corporation.

                  (e) "Eligible Employee" shall mean an individual meeting the eligibility requirements of Section 4.

                  (f) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                  (g) "Fair Market Value" means, as of any date, the value of Stock or other property determined as follows:

                           (i) If the Stock is listed on any established stock
exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

                           (ii) If the Stock is regularly quoted by a recognized
securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for the Stock on the last market trading day prior to the day of determination; or

                           (iii) In the absence of an established market for the
Stock, or if Fair Market Value is in reference to property other than Stock, the Fair Market Value thereof shall be determined in good faith by the Committee.

                  (h) "Participant" shall mean an Eligible Employee who has enrolled and is participating in the Plan in accordance with Section 7.

                  (i) "Plan" shall mean this EasyLink Services Corporation Employee Stock Purchase Plan, as amended from time to time.

                  (j) "Purchase Account" shall mean the recordkeeping account used to account for a Participant's authorized payroll deductions during a Purchase Period, as described in Section 7(A).

                  (k) "Purchase Period" shall have the meaning given such term in Section 6.

                  (l) "Purchase Price" shall have the meaning given such term in
Section 7(B).

                  (m) "Stock" shall mean shares of Class A common stock, $.01 par value, of the Company or such other securities or property as may become subject to purchase under this Plan pursuant to an adjustment made under Section 13.

                  (n) "Subsidiary" shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns more than 50% of the total combined voting power of all classes of stock in one of the other corporations in such chain.

3. EFFECTIVE DATE AND TERM OF THE PLAN

         The Plan shall become effective as of July 1, 2006, provided that the Plan is approved by the stockholders of the Company within one year before or after its adoption by the Board. The Plan shall terminate on the earliest of:

                  (A) July 1, 2016; or

                  (B) the date when all shares of Stock reserved for issuance under Section 5 of the Plan shall have been acquired by purchase under the Plan; or

                  (C) such earlier date as the Board may determine.

         Such termination shall not impair any rights that under the Plan have vested on or prior to the date of such termination. If, at any time, the number of shares remaining available for purchase under the Plan are not sufficient to satisfy all then-outstanding purchase rights, the Board may determine an equitable basis of apportioning available shares among all Participants.

4.  ELIGIBILITY

         Participation in the Plan shall be open to each employee of the Company or of any Subsidiary authorized by the Board or the Compensation Committee to participate in this Plan (i) who has been continuously employed by the Company or applicable subsidiary for at least 3 months, (ii) whose customary employment by the Company or applicable Subsidiary is greater than 20 hours per week and
(iii) whose customary employment by the Company or applicable Subsidiary is more than 5 months per calendar year (each an "Eligible Employee"). Individuals who are not Eligible Employees as of the first day of a Purchase Period (as defined in Section 6) shall not accrue rights under the Plan to purchase Class A Common Stock during such Purchase Period.

         Notwithstanding anything contained in the Plan to the contrary, no Eligible Employee shall acquire a right to purchase Stock hereunder (i) if, immediately after receiving such right, such employee would own 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary (including any stock attributable to such employee under Section 424(d) of the Code), or (ii) if, for a given calendar year, such right would permit such employee's aggregate rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries that first become exercisable during such calendar year to accrue at a rate that exceeds $25,000 of Fair Market Value of such stock, all determined in the manner provided by Section 423(b) of the Code.

5. STOCK SUBJECT TO THE PLAN

         The aggregate number of shares of Stock issuable under the Plan shall be two million (2,000,000) or the number and kinds of shares of capital stock or other securities substituted for such shares of the Stock as provided in Section
13. The aggregate number of shares of Stock issuable under the Plan may be set aside out of the authorized but unissued shares of Stock not reserved for any other purpose, or out of shares of Stock held in or acquired for the treasury of the Company. Any increase in the number of shares of Stock issuable under the Plan shall be subject to approval by a vote of the stockholders of the Company.

6. PURCHASE PERIODS

         The Committee shall specify the commencement and duration of the periods during which the Participant's payroll deductions shall be accumulated and applied towards the purchase of shares of Stock (the "Purchase Periods"). In the absence of a contrary designation by the Committee, each Purchase Period shall be a period of six calendar months beginning on the first day of January (January 1) and the first day of July (July 1) commencing on the effective date of the Plan.

7. BASIS OF PARTICIPATION

         (A) PAYROLL DEDUCTIONS. Each Eligible Employee shall be entitled to enroll in the Plan as of the first day of any Purchase Period that begins after such employee has become an Eligible Employee.

         An Eligible Employee may enroll in the Plan by submitting a payroll deduction authorization (the "Authorization") in the manner prescribed by the Committee to the Company or its designated agent. The Authorization shall become effective on the first day of the Purchase Period following the submission of such Authorization, with respect to payroll periods beginning on or after such date. Each Authorization shall direct that payroll deductions be made by the Company or applicable Subsidiary for each payroll period during which the employee is a Participant in the Plan. The amount of payroll deduction specified in an Authorization shall be a whole percentage (or a whole dollar amount, if permitted by the Committee), of the Participant's current base salary or wages before withholding or other deductions. The Committee may impose such restrictions on the amount of such payroll deductions as it deems appropriate. In the absence of a contrary designation by the Committee, a Participant's payroll deductions for this Plan shall not exceed 10% of his base salary or wages.

         After a Purchase Period has commenced, a Participant may decrease the rate of his payroll deductions by submitting to Company or its designated agent a change of status notice in the manner prescribed by the Committee (the "Change of Status Notice"). The decrease in rate shall be effective with the first full payroll period commencing ten (10) business days after the receipt of the Change of Status Notice by the Company or its designated agent (unless the Company or its agent, as applicable, elects to process a given change in participation rate more quickly). A Participant may not increase the rate of his payroll deductions for a Purchase Period after such Purchase Period has commenced.

         A Participant may increase or decrease the rate of his payroll deductions for a future Purchase Period by submitting to the Company or its designated agent a Change of Status Notice within ten (10) business days (unless the Company or its agent, as applicable, elects to process a given change in participation rate more quickly) before the commencement of such Purchase Period.

         A Participant may not make any contributions to the Plan other than through payroll deductions. The Company or its designated agent shall separately account for the payroll deductions made on behalf of each Participant during each Purchase Period, crediting each Participant's payroll deductions to a separate bookkeeping account (the "Purchase Account"). At the end of each Purchase Period, the amount in each Participant's Purchase Account shall be applied to the purchase from the Company of the number of shares of Stock determined by dividing the amount in the Purchase Account by the Purchase Price (as defined in Section 7(B)) for such Purchase Period. No interest shall accrue at any time for any amount credited to the Purchase Account of a Participant.

         (B) PURCHASE PRICE. The purchase price (the "Purchase Price") per share of Stock for any Purchase Period shall be the price set by the Committee, but in no event shall be less than the lesser of 85% of the Fair Market Value of a share of Stock as of the first day of such Purchase Period and 85% of the Fair Market Value of a share of Stock as of the last day of such Purchase Period.

8. TERMINATION OF PARTICIPATION

         A Participant may elect at any time to terminate his participation in the Plan by submitting a Change of Status Notice to the Company or its designated agent. In order for such election to be effective prior to the purchase of shares for which the Participant has previously authorized payroll deductions, the Change in Status Notice must be received by the Company or its designated agent prior to the last business day of the Purchase Period for which such termination is to be effective. Upon any such termination, the Company shall promptly deliver to such Participant cash in an amount equal to the balance to his credit in his Purchase Account on the date of such termination, one or more certificates for the number of any full shares of Stock previously purchased and held for his benefit, and the cash equivalent for any fractional share so held. Such cash equivalent shall be determined by multiplying the fractional share by the Fair Market Value of a share of Stock as of the last day of the Purchase Period immediately preceding such termination.

         If the Participant dies, terminates his employment with the Company or applicable Subsidiary for any reason, or otherwise ceases to be an Eligible Employee, his participation in the Plan shall immediately terminate. Upon such terminating event, cash in an amount equal to the balance to his credit in his Purchase Account on the date of such termination, one or more certificates for the number of any full shares of Stock previously purchased and held for his benefit, and the cash equivalent for any fractional share so held, determined as provided in this Section 8, shall be delivered promptly to such Participant or his legal representative, as the case may be.

9. STOCKHOLDER RIGHTS

         A Participant shall have no stockholder rights with respect to the shares subject to his outstanding purchase right until the shares are purchased on the Participant's behalf in accordance with the provisions of the Plan and the Participant has become a holder of record of the purchased shares.

10. NON-TRANSFERABILITY

         Rights acquired under the Plan are not transferable and may be exercised only by a Participant.

11. ISSUANCE OF SHARES

         The shares of Stock purchased by each Participant shall be considered to be issued and outstanding to his credit as of the close of business on the last day of each Purchase Period. The total number of shares of Stock purchased by all Participants during each Purchase Period shall be issued, as of the last day in such Purchase Period, to a nominee or agent for the benefit of the Participants. A Participant shall be issued a certificate for his shares when his participation in the Plan is terminated, the Plan is terminated or upon request, but in the last case only in denominations of at least 25 shares.

12. DISPOSITION OF STOCK

         A Participant may not sell, contract to sell, grant any option to purchase, transfer the economic risk of ownership in, make any short sale of, pledge or otherwise transfer or dispose of any interest in the shares of Stock acquired under this Plan during the 180-day period following the close of the Purchase Period during which such Stock was purchased by the Participant unless approved by the Committee.

13. ADJUSTMENT FOR CHANGES IN THE STOCK

         In the event the shares of Stock, as presently constituted, shall be changed into or exchanged for a different number or kind of shares or other securities of the Company or any other person (whether by reason of merger, consolidation, recapitalization, reclassification, split, reverse split, combination of shares or otherwise), then, effective with the record date for such change, the maximum number of shares of Stock or other securities that thereafter may be purchased under the Plan and the maximum number of shares of Stock or other securities that thereafter may be purchased during any Purchase Period shall be (i) the maximum number of shares of Stock which, immediately prior to such record date, remained available for purchase under the Plan and the Purchase Period, proportionately increased in the case of such stock dividend or split-up, or proportionately decreased in case of such combination of shares or (ii) appropriately adjusted as determined by the Committee. The Committee can also make any equitable adjustments it deems appropriate to the Purchase Price and any other terms of outstanding rights to purchase shares under the Plan as of the time of such change.

14. ADMINISTRATION

         (A) The Plan shall be administered by the Compensation Committee or such other committee as may be designated by the Board (the "Committee"). The Committee shall consist of at least two directors and may consist of the entire Board. The Committee shall have full authority to (i) adopt, amend and rescind rules and regulations for the administration of the Plan and for its own acts and proceedings, and (ii) to decide all questions and settle all controversies and disputes of general applicability that may arise in connection with the Plan. All decisions, determinations and interpretations made by the Committee shall be final and binding upon all persons.

         (B) No member of the Board or Committee shall be personally liable for monetary damages for any action taken or any failure to take any action in connection with the administration of the Plan unless such action or failure to take action constitutes self-dealing, willful misconduct or recklessness; provided, however, that the provisions of this subsection shall not apply to the responsibility or liability of a director pursuant to any criminal statute or to the liability of a director for the payment of taxes pursuant to local, state or federal law.

         (C) Each member of the Board or Committee shall be entitled without further act on his part to indemnity from the Company to the fullest extent provided by applicable law and the Company's Certificate of Incorporation or Bylaws in connection with or arising out of any action, suit or proceeding with respect to the administration of the Plan in which he or she may be involved by reason of being or having been a member of the Board or Committee at the time of the action, suit or proceeding.

15. AMENDMENT OF THE PLAN

         The Board may amend the Plan at any time and may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent deemed desirable to carry out the Plan without action on the part of the stockholders of the Company; provided, however, except as provided in
Section 13 and this Section 15, stockholder approval shall be required for any amendment that increases the number of shares of Stock available for issuance under the Plan. Notwithstanding the foregoing, no amendment shall (i) materially adversely affect any purchase rights outstanding under the Plan during the Purchase Period in which such amendment is to be effected, or (ii) decrease the Purchase Price of the shares of Stock for any Purchase Period below the lesser of 85% of the Fair Market Value thereof as of the first day of such Purchase Period and 85% of such Fair Market Value as of the last day of such Purchase Period.

16. APPLICATION OF FUNDS

         The proceeds received by the Company from the sale of Stock pursuant to this Plan will be used for general corporate purposes.

17. PLAN NOT A CONTRACT OF EMPLOYMENT

         This Plan is not a contract of employment, and the terms of employment of any individual shall not be affected in any way by the Plan or related instruments except as specifically provided therein. The establishment of the Plan shall not be construed as conferring any legal rights upon any individual for a continuance of employment, nor shall it interfere with the right of the Company (or its Subsidiary, if applicable) to discharge the individual.

18. EXPENSE OF THE PLAN

         All of the expenses of administering the Plan shall be paid by the Company.

19. GOVERNING LAW

                  Except to the extent preempted by federal law, this Plan shall be construed and enforced in accordance with, and governed by, the laws of the State of Delaware.

                                [FORM OF PROXY]

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                    OF EASYLINK SERVICES CORPORATION FOR THE
             ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 20, 2006

The undersigned stockholder of EasyLink Services Corporation, a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 8, 2006, and hereby appoints Thomas Murawski and Michael Doyle or any of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of EasyLink Services Corporation to be held on June 20, 2006, 9 a.m., local time, at Radisson Hotel Piscataway, 21 Kingsbridge Road, Piscataway, NJ 08854, and at any adjournment or postponement thereof, and to vote all shares of Class A Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

1. ELECTION OF DIRECTORS:

     01) Robert Casale
     02) Stephen Duff
     03) Peter Holzer
     04) George Knapp
     05) Thomas Murawski
     06) John Petrillo
     07) Dennis Raney
     08) Eric Zahler

     ---- FOR all

     ---- WITHHOLD all

     ---- For all except

If you wish to withhold authority to vote for any individual nominee, mark "For all except" and write the nominee's name on the line below:

--------------------------------------------------------------------------------

2. PROPOSAL TO APPROVE THE COMPANY'S 2006 EMPLOYEE STOCK PURCHASE PLAN

     FOR      ----

     AGAINST  ----

     ABSTAIN  ----

and, in their discretion, upon such other matter or matters that may properly come before the meeting and any postponement(s) or adjournment(s) thereof.

--------------------------------------------------------------------------------

3. PROPOSAL TO APPROVE THE AMENDMENT TO THE COMPANY'S 2005 STOCK AND INCENTIVE PLAN

     FOR      ----

     AGAINST  ----

     ABSTAIN  ----

and, in their discretion, upon such other matter or matters that may properly come before the meeting and any postponement(s) or adjournment(s) thereof.

--------------------------------------------------------------------------------

4. PROPOSAL TO RATIFY GRANT THORNTON LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2006

     FOR      ------

     AGAINST  ------

     ABSTAIN  ------

and, in their discretion, upon such other matter or matters that may properly come before the meeting and any postponement(s) or adjournment(s) thereof.

                    PLEASE SIGN BELOW AND RETURN IMMEDIATELY

ANY STOCKHOLDER COMPLETING THIS PROXY THAT FAILS TO MARK ONE OF THE BOXES FOR THE PROPOSAL WILL BE DEEMED TO HAVE GIVEN THE PROXY HOLDERS COMPLETE DISCRETION IN VOTING HIS, HER, OR ITS SHARES FOR SUCH PROPOSAL AT THE MEETING, OR, IN THE CASE OF ELECTION OF DIRECTORS, FOR EACH OF THE LISTED NOMINEES. IF A BOX IS CHECKED, YOUR SHARES SHALL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS.

--------------------------------------------    Date: --------------------------
Signature

--------------------------------------------    Date:---------------------------
Signature

(This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)